STOCK PURCHASE AGREEMENT

BY AND AMONG

OHI ASSET (OH), LLC, AS PURCHASER, AND
                                  OMEGA HEALTHCARE INVESTORS, INC., AS PURCHASER PARENT

AND

HOLLIS J. GARFIELD, ALBERT M. WIGGINS, JR., A. DAVID WIGGINS, ESTATE OF EVELYN R. GARFIELD, EVELYN R. GARFIELD REVOCABLE TRUST, SG TRUST B--HOLLIS TRUST, EVELYN GARFIELD FAMILY TRUST AND EVELYN GARFIELD REMAINDER TRUST, AS SHAREHOLDERS

AND

BALDWIN HEALTH CENTER, INC.,

COPLEY HEALTH CENTER, INC.,

HANOVER HOUSE, INC.,

HOUSE OF HANOVER, LTD.,

PAVILLION NORTH, LLP, D/B/A WEXFORD HOUSE NURSING CENTER,

PAVILLION NURSING CENTER NORTH, INC.,

PAVILLION NORTH PARTNERS INC., AND

THE SUBURBAN PAVILION, INC.,

AS THE COMPANIES

AND

OMG MSTR LSCO, LLC, AS THE NEW OPERATOR, AND
                                COMMUNICARE HEALTH SERVICES, INC., AS NEW OPERATOR PARENT

AND

EMERY MEDICAL MANAGEMENT CO., AS A LIMITED PARTY

June 10, 2005

EXECUTION VERSION

ARTICLE I DEFINITIONS	1
1.01. Certain Defined Terms.	1
1.02. Other Defined Terms	6
1.03. Construction.	8
ARTICLE II PURCHASE AND SALE OF COMPANY SHARES	8
2.01. Purchase and Sale	9
2.02. Purchase Price; Allocation.	9
2.03. Working Capital Adjustment Amount and Payment	9
2.04. Working Capital Adjustment Procedure.	10
2.05. Accounts Receivable Adjustment.	11
2.06. Closing.	13
ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES	16
3.01. Organization and Power.	16
3.02. Authorization; No Violation	16
3.03. Subsidiaries	17
3.04. Financial Statements	17
3.05. Capitalization.	17
3.06. Title and Condition of Properties.	18
3.07. Licenses.	19
3.08. Accounts Receivable	19
3.09. Inventories	19
3.10. Tax Matters.	19
3.11. Contracts and Commitments.	22
3.12. Accreditation; Medicare and Medicaid; Third Party Payor Reimbursement.	23
3.13. Intellectual Property Rights.	26
3.14. Litigation; Proceedings	26
3.15. Brokerage	27
3.16. Governmental Consent, etc.	27
3.17. Employees and Agents.	27
3.18. Employee Benefit Plans	27
3.19. Insurance	30
3.20. Affiliate Transactions	30
3.21. Compliance with Laws; Licenses; Certain Operations	31
3.22. Environmental Matters.	31
3.23. Bank Accounts	32
3.24. FET Lien	33
3.25. Rent Roll; Bed Tax and Fees.	33
3.26. Resident Trust Funds	33
3.27. Absence of Certain Developments	33
3.28. Absence of Undisclosed Liabilities	35
3.29. Proceedings and Orders	35
3.30. Record Retention Policies	35
3.31. Disclosure	35
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS	35
4.01. Authorization	35
4.02. No Violation	35
4.03. Company Shares	36
4.04. Governmental Consents, etc.	36
4.05. Proceedings and Orders	36
4.06. Sufficient Funds	36
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PURCHASER PARENT	36
5.01. Company Organization and Power	36
5.02. Authorization	36
5.03. No Violation	37
5.04. Governmental Consent, etc.	37
5.05. Purchase for Investment	37
5.06. Proceedings and Orders	37
5.07. Sufficient Funds	37
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE NEW OPERATOR AND THE NEW OPERATOR PARENT	37
6.01. Corporate Organization and Power	37
6.02. Authorization	38
6.03. No Violation	38
6.04. Governmental Consent, etc.	38
6.05. Proceedings and Orders	38
6.06. Sufficient Funds	38
ARTICLE VII CERTAIN COVENANTS	38
7.01. Access and Investigation; Record Retention and Transfer.	39
7.02. Employment Matters; Benefit Plans	40
7.03. Cost Reports.	42
7.04. Survey Reports	43
7.05. Resident Trust Accounts	43
7.06. Affirmative Covenants	43
7.07. Negative Covenants	44
7.08. Shareholder Covenant Not to Compete.	46
7.09. Hired Employees	46
7.10. Cooperation Regarding Licensing Matters	46
7.11. Regulatory and Other Authorizations; Consents.	46
7.12. Exclusivity	47
7.13. Monthly Financial Statements	47
7.14. Transition	47
7.15. Proration and Expenses.	47
7.16. [Intentionally Omitted.]	49
7.17. Required Approvals	49
7.18. Notification	49
7.19. Cooperation After Closing	49
7.20. Deposit Account Authorization Documents.	49
7.21. Assignment of Contracts	50
ARTICLE VIII CONDITIONS TO THE PURCHASER’S OBLIGATION TO CLOSE	50
8.01. Conditions to the Purchaser’s Obligation	50
ARTICLE IX CONDITIONS TO OBLIGATION OF THE SHAREHOLDERS TO CLOSE	51
9.01. Conditions to Obligation of the Shareholders to Close	51
ARTICLE X CONDITIONS TO OBLIGATION OF THE NEW OPERATOR TO CLOSE	52
10.01. Conditions to Obligation of the New Operator to Close	52
ARTICLE XI INDEMNIFICATION	53
11.01. Survival	53
11.02. Right to Indemnification Not Affected by Knowledge	54
11.03. Indemnification by the Shareholders.	54
11.04. Indemnification by the Purchaser and the Purchaser Parent.	56
11.05. Indemnification by the New Operator and the New Operator Parent.	57
11.06. Method of Asserting Claims	57
11.07. Adjustments	59
11.08. Payments	59
11.09. Escrow	59
11.10. Exclusive Remedy	59
ARTICLE XII TERMINATION	59
12.01. Termination	59
12.02. Effect of Termination	60
12.03. Release of Deposit Amount	60
12.04. Effect of Closing	60
ARTICLE XIII ADDITIONAL AGREEMENTS	60
13.01. Cooperation on Tax Matters.	60
13.02. Press Release and Announcements	61
13.03. Specific Performance	61
13.04. Remittances	61
13.05. Efforts To Consummate Closing Transactions	61
ARTICLE XIV MISCELLANEOUS	62
14.01. Amendment	62
14.02. Extension; Waiver	62
14.03. Entire Agreement; No Third Party Beneficiaries	62
14.04. Governing Law; Venue; Waiver of Jury Trial.	62
14.05. Notices	62
14.06. Counterparts	64
14.07. Successors and Assigns	64
14.08. Shareholders’ Representative	64
14.09. Schedules and Exhibits	64

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of June 10, 2005, is entered into by and among OHI Asset (OH), LLC, a Delaware limited liability company (the “Purchaser”), Omega Healthcare Investors, Inc., a Maryland corporation (the “Purchaser Parent”), Hollis J. Garfield (“HJG”), Albert M. Wiggins, Jr. (“AMW”), A. David Wiggins (“ADW”), Estate of Evelyn R. Garfield (“Garfield Estate”), Evelyn R. Garfield Revocable Trust (“Revocable Trust”), SG Trust B--Hollis Trust (“Hollis Trust”), Evelyn Garfield Family Trust (“Family Trust”), and Evelyn Garfield Remainder Trust (“Remainder Trust”) (each of HJG, AMW, ADW, Garfield Estate, Revocable Trust, Hollis Trust, Family Trust and Remainder Trust shall be referred to in this Agreement from time to time, collectively, as the “Shareholders” and each, individually, as a “Shareholder”), Baldwin Health Center, Inc. (“Baldwin”), Copley Health Center, Inc. (“Copley”), Hanover House, Inc. (“Hanover I”), House of Hanover, Ltd. (“Hanover II”), Pavillion North, LLP, d/b/a Wexford House Nursing Center (“Wexford”), Pavillion Nursing Center North, Inc. (“PNCN”), Pavillion North Partners, Inc. (PNP”), and The Suburban Pavillion, Inc. (“Suburban”) (each of Baldwin, Copley, Hanover I, Hanover II, Wexford, PNCN, PNP and Suburban shall be referred to in this Agreement from time to time, collectively, as the “Companies” and each, individually, as a “Company”), OMG MSTR LSCO, LLC an Ohio limited liability company (the “New Operator”), CommuniCare Health Services, Inc., an Ohio corporation (the “New Operator Parent”), and Emery Medical Management Co., an Ohio corporation (“EMM”), as a party only for the limited purposes explicitly set forth in this Agreement.

BACKGROUND:

WHEREAS, the Companies are engaged in the business (the “Business”) of operating the nursing home properties described on Exhibit A (the “Facilities”).

WHEREAS, the Shareholders own all of the issued and outstanding shares, membership interests or partnership interests of each Company as disclosed on Schedule 3.05 (the “Company Shares”), and, accordingly, control the business and operations of each Company.

WHEREAS, the Shareholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Shareholders, the Company Shares, all on the terms and conditions hereinafter set forth.

WHEREAS, the New Operator desires to operate the Business after the Closing, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants of the Parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows.

                                                      Article I
                                                    Definitions

1.01.  Certain Defined Terms.

(a)  “Affiliate” as applied to any Person, means any other Person, directly or indirectly, controlling, controlled by or under common control with that Person. The term “control” (including, with correlative meanings, the terms “controlling,”“controlled by” and “under common control with”), as applied to any Person, includes the possession, directly or indirectly, of ten percent (10%) or more of the voting power (or in the case of a Person which is not a corporation, ten percent (10%) or more of the ownership interest, beneficial or otherwise) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise.

(b)  “Assets” means all properties, assets, rights and interests of every kind and nature, whether real or personal, tangible or intangible and wherever located and by whomever possessed.

(c)  “Ancillary Documents” means any exhibits, schedules or certificates or other agreements or documents delivered or to be delivered pursuant to the terms of this Agreement by a Party or otherwise incorporated in this Agreement.

(d)  “Business Days” means any day other than a Saturday, Sunday or day when banks are closed or authorized to be closed in the State of Maryland.

(e)  “Charter Documents” means, as applicable, (i) the certificate or articles of incorporation of a corporation and by-laws, together with all amendments thereto through the date hereof or (ii) the articles of organization and operating agreement of a limited liability company, together with all amendments thereto through the date hereof.

(f)  “CHOW Notice” means the change of ownership notice required by Ohio Administrative Code Section 5101:3 - 3-516.

(g)  “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as reflected in Code Section 4980B, ERISA Sections 601 through 607 and their related regulations.

(h)  “Code” means the Internal Revenue Code of 1986, as amended.

(i)  “Collective Bargaining Agreement” means the collective bargaining agreement disclosed on Schedule 3.17.

(j)  “Contract” means any note, bond, mortgage, indenture, loan, contract, factoring arrangement, License, agreement, lease or other instrument or obligation to which the Party in question is a party or by which it or any of its assets may be bound.

(k)  “Damages” means the amount of any loss, liability, claims, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim.

(l)  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m)  “Exhibits” means the exhibits referenced in this Agreement.

(n)  “FET Lien” means the general federal and Ohio estate tax Liens attaching to those Company Shares includable in the federal gross estate of Evelyn Garfield.

(o)  “GAAP” means United States generally accepted accounting principles as in effect as of the date hereof.

(p)  “Governmental Agency” means any foreign, domestic or local court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity.

(q)  “HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

(r)  “Indebtedness” means, with respect to any Person (without duplication) (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but excluding all accounts payable not outstanding for more than 180 days and accruals), including the current portion of such indebtedness, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all capital lease obligations, (iv) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse, or sale with recourse by a Person of the obligation of another Person, and (v) obligations of any third party secured by any asset or right of any such Person.

(s)  “Indebtedness Liability” means an amount equal to, as of the Closing Date, the outstanding principal of, accrued and unpaid interest on, any prepayment penalties or premiums on, and any other amounts payable with respect to, all Indebtedness of the Companies, but not including any Current Liabilities (as defined below).

(t)  “Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all U.S. and non-U.S. patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all U.S. and non-U.S. trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works, all U.S. and non-U.S. copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all mask works and all applications, registrations, and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all Software; (vii) all other proprietary rights; and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

(u)  “IRS” means the Internal Revenue Service.

(v)  “JCAHO” means the Joint Commission on Accreditation of Healthcare Organizations.

(w)  “Knowledge” shall mean, with respect to any Company, the knowledge after due inquiry of AMW, HJG, Rufus D. Heard, G. Leslie Atkinson, Judy Kaneen, and, with respect to each Facility, the applicable on-site Facility administrator.

(x)  “Law” means any foreign, domestic or local law, statute, principle of common law, regulation, rule, code, ordinance, order, consent decree, settlement agreement or governmental requirement, and any judgment, decision, decree, writ, injunction, award, ruling or order of any Governmental Agency (including the IRS).

(y)  “Legal Requirement” any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, Law or treaty.

(z)  “Liability” means any liability, obligation, debt, claim, damage, loss or expense (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

(aa)  “Licenses” means licenses, permits, registrations, certificates of authority, certificates of need, consents, approvals, authorizations, qualifications and certifications which have been issued to a Person by any Governmental Agency in connection with the ownership of its Assets and the operation of its business.

(bb)  “Lien” means any mortgage, pledge, lien, encumbrance, charge, security interest or other claim against title.

(cc)  “Loss” or “Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, orders, decrees, rulings, Damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs.

(dd)  “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business (including continued operation thereof in the Ordinary Course of Business), operations, prospects, Assets or results of operations of such Person.

(ee)  “Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statute succeeding thereto.

(ff)  “Medicaid Obligations” means (i) any fees, fines, penalties or civil monetary penalties that have arisen or may arise in any manner from the Companies’ participation in Medicaid; (ii) Medicaid overpayments or any other financial obligations arising from any adjustments or reductions in Medicaid reimbursement that have arisen or may arise in any manner from the Companies’ participation in Medicaid; or (iii) all other monetary and non-monetary obligations, sanctions, remedies or liabilities of any kind or nature whatsoever that have arisen or may arise in any manner from the Companies’ participation in Medicaid.

(gg)  “Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statute succeeding thereto.

(hh)  “Medicare Obligations” means (i) any fees, fines, penalties or civil monetary penalties that have arisen or may arise in any manner from the Companies’ participation in Medicare; (ii) Medicare overpayments or any other financial obligations arising from any adjustments or reductions in Medicare reimbursement that have arisen or may arise in any manner from the Companies’ participation in Medicare; or (iii) all other monetary and non-monetary obligations, sanctions, remedies or liabilities of any kind or nature whatsoever that have arisen or may arise in any manner from the Companies’ participation in Medicare.

(ii)  “OIG” means the Office of Inspector General for the Department of Health and Human Services.

(jj)  “Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Agency or arbitrator.

(kk)  “Ordinary Course of Business” means, with respect to a Person, the ordinary course of business consistent with such Person’s past custom and practice (including with respect to quantity and frequency).

(ll)  “Party” or “Parties” means any or all Persons that are parties to this Agreement.

(mm)  “Payoff Letters” means the letters provided by the lenders or other holders of Indebtedness Liability to one or more of the Companies in connection with the repayment of the Indebtedness Liability as contemplated hereby, which shall be reasonably satisfactory in form and substance to the Purchaser and its counsel.

(nn)  “Permitted Liens” means (i) Tax Liens with respect to Taxes not yet due and payable or which are being contested by such Person in good faith by appropriate proceedings and for which appropriate reserves have been established by such Person in accordance with GAAP; (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations; (iii) mechanics’, materialmen’s or contractors’ Liens incurred in the Ordinary Course of Business for amounts not yet due and payable and which amounts (A) have been incurred under Contracts disclosed on Schedule 3.11(a), and (B) have been reserved for and reflected in the Company Statements; and (iv) those Liens disclosed on Schedule 1.01(nn).

(oo)  “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a trust, a joint venture, an unincorporated organization, a Governmental Agency, or any other entity.

(pp)  “Schedules” means the schedules referenced in this Agreement.

(qq)  “Software” means all (i) computer programs, whether in source code or object code, (ii) descriptions, flow charts and other work products used to design, plan or develop any of the foregoing, and (iii) data and documentation relating to any of the foregoing.

(rr)  “Subsidiary” means any Person with respect to which any Person (or a Subsidiary thereof) owns a majority of the common stock, units or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors or comparable governing body.

(ss)  “Tax” means any federal, state, local, or foreign income, provider, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, retailer’s occupation taxes and other taxes commonly understood to be sales or use taxes, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

(tt)  “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(uu)  “Title Commitment” means a commitment for an owner’s title insurance policy issued by a nationally recognized title company.

(vv)  “Transaction Fees” means an amount in cash equal to, as of the Closing Date, the sum of (i) the outstanding fees and expenses of any counsel to any Company and accountant to any Company incurred by any Company on or prior to the Closing Date in connection with the transactions contemplated by this Agreement, and (ii) all other outstanding fees and expenses incurred by any Company on or prior to the Closing Date in connection with the transactions contemplated by this Agreement.

(ww)  “WARN Act” means the Worker Adjustment and Retraining Notification Act., 29 U.S.C. Section 2101 - 2109, and the regulations issued thereunder by the United States Department of Labor, 29 C.F.R. Section 639.

1.02.  Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Definition	Section
Accounts Receivable	2.05(a)
Advisors	7.01(a)
ADW	Introductory Clause
Agreement	Introductory Clause
AMW	Introductory Clause
Baldwin	Introductory Clause
Base Balance Sheet	2.04(a)
Base Net Working Capital	2.04(a)
Basket	11.03(b)
Benefit Plans	3.18(a)
Business	Background
Closing	2.06(a)
Closing Adjustment Amount	2.02(c)
Closing Date Balance Sheet	2.04(b)
Closing Date	2.06(a)
Closing Net Working Capital	2.04(b)
Collection Deadline	2.05(a)
Company	Introductory Clause
Company Latest Balance Sheet	3.04
Company Shares	Background
Company Statements	3.04
Contract Termination Liability	7.21
Copley	Introductory Clause
Current Assets	2.04(a)
Current Liabilities	2.04(a)
Customer Contracts	3.11(c)
Deposit Amount	2.02(b)
Deposit Agreement	2.02(b)
Direct Claim	11.06(b)
Document Retention Period	7.01(c)
Effective Time	2.06(a)
EMM	Introductory Clause
Employees	3.17(c)
Employee Termination Time	7.02(a)
Environmental Laws	3.22(a)(i)
Environmental Permits	3.22(c)
ERISA Affiliate	3.18(a)
Escrow Agent	2.02(c)
Escrow Amount	2.02(c)
Escrow Agreement	2.02(c)
Facilities	Background
Family Trust	Introductory Clause
Garfield Estate	Introductory Clause
Government Programs	3.12(d)
Hanover I	Introductory Clause
Hanover II	Introductory Clause
Hazardous Materials	3.22(a)(i)
Hired Employees	7.02(b)
Healthcare Fraud Laws	3.12(g)
HJG	Introductory Clause
Hollis Trust	Introductory Clause
Independent Accountants	2.04(d)
LandAmerica	2.02(b)
M&A Qualified Beneficiaries	7.02(d)
Net Working Capital	2.04(a)
New Operator	Introductory Clause
New Operator Indemnified Party	11.03(a)
New Operator Parent	Introductory Clause
PBGC	3.18(g)
PCBs	3.22(d)
PNCN	Introductory Clause
PNP	Introductory Clause
Private Programs	3.12(e)
Purchase Price	2.02(a)
Purchaser	Introductory Clause
Purchaser Indemnified Party	11.03(a)
Purchaser Parent	Introductory Clause
Real Property Tax Liability	7.15(d)
Real Property	3.06(a)
Refund Amount	2.04(e)(i)
Release	3.22(a)(iii)
Required Consents	2.06(b)(xiv)
Remainder Trust	Introductory Clause
Rent Rolls	3.25(a)
Revocable Trust	Introductory Clause
Shareholders	Introductory Clause
Shareholder Indemnified Party	11.04(a)
Shareholders’ Representative	14.08
Sick Time Agreement	7.02(b)
Straddle Tax Period	13.01(b)
Suburban	Introductory Clause
Tail Coverage	7.06(g)
Tangible Property	3.06(b)
Terminated Contracts	7.21
Title Policies	2.06(b)(iv)
Third Party Claim	11.06(a)(i)
Trust Accounts	3.26
UCC Searches	8.01(g)
VEBA	7.02(g)
Wexford	Introductory Clause
Working Capital Adjustment Amount	2.03

1.03.  Construction.

(a)  Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,”“herein,”“hereby,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)  References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)  References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(e)  The disclosure Schedules and Exhibits to this Agreement shall be treated as if fully incorporated into the body of the Agreement.

(f)  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                                Article II
                                    Purchase and Sale of Company Shares

2.01.  Purchase and Sale. Upon the terms and subject to the conditions contained in this Agreement, the Shareholders agree to sell, assign, transfer, convey and deliver to the Purchaser at the Closing all right, title and interest in and to all of the Company Shares, free and clear of all Liens. The Purchaser, in reliance upon the representations and warranties of the Companies and the Shareholders contained herein and on the terms and conditions herein set forth, hereby agrees to purchase the Company Shares from Shareholders at the Closing on the terms and conditions set forth herein.

2.02.  Purchase Price; Allocation.

(a)  The aggregate purchase price for the Company Shares (the “Purchase Price”) shall be an amount equal to (i) $62,699,469, plus or minus (ii) the Working Capital Adjustment Amount as provided in Section 2.03.

(b)  LandAmerica National Commercial Services (“LandAmerica”), as escrow agent, is holding $500,000 (the “Deposit Amount”) deposited by the Purchaser pursuant to the terms of the Deposit Escrow Instructions dated May 5, 2005 attached hereto as Schedule 2.02(b) (the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, at the Closing, the Deposit Amount will be applied to the Purchase Price as provided in Section 2.02(c) below.

(c)  At the Closing, the Purchaser shall make the following payments on account of the Purchase Price: (i) on behalf of the Companies, the Purchaser shall cause the Indebtedness Liability to be repaid in full to the party or parties entitled thereto pursuant to the Payoff Letters; (ii) on behalf of the Companies, the Purchaser shall pay the unpaid Transaction Fees to the person or persons entitled thereto in accordance with the instructions delivered by the Shareholders’ Representative prior to the Closing Date; (iii) the Purchaser shall deposit with Bank of America (the “Escrow Agent”) under an escrow agreement to be agreed upon by the Shareholders’ Representative, the Purchaser, the New Operator and the Escrow Agent (the “Escrow Agreement”) the amount of $9,500,000, which agreement shall provide, among other things, that the funds held in escrow shall be released to the Shareholders on the third anniversary of the Closing Date, subject to the resolution of any claims made during such three year period and any claims pending on such third anniversary; (iv) the Purchaser shall direct LandAmerica to transfer the Deposit Amount to the Escrow Agent to be held pursuant to the Escrow Agreement (the aggregate amount deposited with the Escrow Agent pursuant to subsections (iii) and (iv) is referred to as the “Escrow Amount”); and (v) the Purchaser shall pay the remainder of the Purchase Price, less $3,000,000 or such other amount as the Purchaser and the Shareholders’ Representative may agree upon in writing prior to the Closing (the “Closing Adjustment Amount”) and without taking into account any Working Capital Adjustment Amount, to the Shareholders by delivery of a wire transfer to such account as the Shareholders’ Representative shall designate in writing not later than three Business Days before the Closing Date. The Purchaser shall pay one-half of all fees and expenses of the Escrow Agent as set forth in the Escrow Agreement and the Shareholders, collectively, shall pay the other one-half.

(d)  The Purchase Price shall be allocated among the Company Shares as of the Closing Date, as disclosed on Schedule 2.02(d). Any subsequent adjustments to the Purchase Price shall be reflected in the allocation as mutually agreed upon by the Purchaser and the Shareholders’ Representative in a manner consistent with the allocations disclosed on Schedule 2.02(d).

2.03.  Working Capital Adjustment Amount and Payment. The “Working Capital Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting the Base Net Working Capital (as defined below) from the Closing Net Working Capital (as defined below). If the Working Capital Adjustment Amount is negative, the Purchase Price shall be reduced by such amount, subject to the provisions of Section 2.04(e). If the Working Capital Adjustment Amount is positive, then the Purchase Price shall be increased by such amount, subject to the provisions of Section 2.04(e). After the Closing, the Closing Net Working Capital and the Working Capital Adjustment Amount shall be determined as provided in Section 2.04 and the Purchase Price shall be adjusted as provided in Section 2.04(e).

2.04.  Working Capital Adjustment Procedure.

(a)  “Net Working Capital” as of a given date shall mean the amount calculated by subtracting the aggregate Current Liabilities of the Companies as of that date from the aggregate Current Assets of the Companies as of that date. “Current Assets” means the sum of cash, trade accounts receivable (including any unpaid Governmental Agency payments or reimbursements relating to any time before the Closing Date), inventory, prepaid expenses and deposits (including any prepaid real estate Taxes, personal property Taxes or bed Taxes relating to any time on or after the Closing Date), and all other current assets as determined according to GAAP as consistently applied by the Companies. “Current Liabilities” means the sum of all liabilities including trade accounts payable, accrued expenses, accrued employment-related liabilities and payroll taxes, deferred income and all other current liabilities, an accrual for all real property, personal property and bed taxes relating to any time before the Closing (whether or not any such Taxes are due or owing before the Closing), and an accrual for the contributions the Companies are required to make to any Benefit Plan pro rated through the Closing Date, but does not include Indebtedness Liability and Transaction Fees. To the extent that the termination of any Benefit Plan by any Company pursuant to the terms of this Agreement terminates such Company’s obligation to make a contribution to any Benefit Plan after the Closing Date, then no accrual for such contribution will be required on the Closing Date Balance Sheet. The aggregate Net Working Capital of the Companies as of March 31, 2005 was $13,899,469 (the “Base Net Working Capital”), as reflected on the combined Company Latest Balance Sheets (as defined below). The principles, policies and practices used to prepare the Base Balance Sheet and the calculations used to determine the amount of the Base Net Working Capital are described on Schedule 2.04(a).

(b)  Promptly after the Closing, the Shareholders shall prepare, or cause to be prepared, a consolidated balance sheet of the Companies as of the Closing Date on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Company Latest Balance Sheets, including the principles, policies and practices disclosed on Schedule 2.04(a) (the “Closing Date Balance Sheet”). The Shareholders shall then determine the Net Working Capital as of the Closing Date (the “Closing Net Working Capital”) based upon the Closing Date Balance Sheet and calculated on the same basis and applying the same principles, policies and practices that were used in preparing the Base Net Working Capital and as disclosed on Schedule 2.04(a), except as otherwise required by the provisions of Section 2.04(a) The Shareholders shall deliver the Closing Date Balance Sheet and their determination of the Closing Net Working Capital to the Purchaser on or before the 45th day after the Closing Date.

(c)  If, on or before the 30th day after the Purchaser’s receipt of the Closing Date Balance Sheet and the Closing Net Working Capital calculation from the Shareholders, the Purchaser has not given the Shareholders’ Representative written notice of its objection as to the Closing Net Working Capital calculation (which notice shall specify the disputed portions of the Closing Date Balance Sheet and shall state the basis of the objection), then the Closing Net Working Capital as calculated by the Shareholders shall be binding and conclusive on the Parties and be used in computing the actual Working Capital Adjustment Amount. If the Purchaser timely gives the Shareholders’ Representative such notice of objection, then all items on the Closing Date Balance Sheet which are not identified as disputed in such notice shall be deemed accepted by the Purchaser and shall not be subject to further adjustment.

(d)  If the Purchaser timely gives the Shareholders’ Representative such notice of objection, and if the Shareholders’ Representative and the Purchaser fail to resolve the issues outstanding with respect to the Closing Date Balance Sheet and the calculation of the Closing Net Working Capital on or before the 10th day after the Shareholders’ Representative’s receipt of the Purchaser’s objection notice, the Shareholders’ Representative and the Purchaser shall submit the issues remaining in dispute to KPMG, independent public accountants (the “Independent Accountants”), for resolution, applying the principles, policies and practices referred to in Section 2.04(a). If issues are submitted to the Independent Accountants for resolution: (i) the Shareholders’ Representative and the Purchaser shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both the Shareholders’ Representative and the Purchaser on or before the 30th day after the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the Parties and shall be used in the calculation of the Closing Net Working Capital; and (iii) the Purchaser shall pay one-half of all fees and expenses of the Independent Accountants for such determination and the Shareholders, collectively, shall pay the other one-half.

(e)  After the final determination of the Working Capital Adjustment Amount, one of the following payments shall be made.

(i)  If the Working Capital Adjustment Amount is a negative number which is greater than the Closing Adjustment Amount, requiring a reduction of the Purchase Price, then the Shareholders shall, on or before the fifth Business Day after the final determination of the Working Capital Adjustment Amount as provided in this Section 2.04, pay to the Purchaser an amount equal to (A) the Working Capital Adjustment Amount, less (B) the Closing Adjustment Amount (such amount, the “Refund Amount”), and the Shareholders shall have no further claim pursuant to this Article II to receive any portion of the Closing Adjustment Amount. If the Shareholders do not timely pay the full Refund Amount to the Purchaser, the Purchaser may, in its sole discretion and at its option, direct the Escrow Agent to promptly deliver to the Purchaser the unpaid portion of the Refund Amount. If the Purchaser directs the Escrow Agent to deliver such amount to the Purchaser, then the Purchaser shall retain the right to pursue payment from the Shareholders as required by the first sentence of this Section 2.04(e)(i), which payment would be deposited in the Escrow Account to replenish the funds paid to the Purchaser pursuant to this Section 2.04(e).

(ii)  If the Working Capital Adjustment Amount is zero or is a negative number which is less than the Closing Adjustment Amount, requiring a reduction in the Purchase Price, then the Purchaser shall, on or before the fifth Business Day after the final determination of the Working Capital Adjustment Amount as provided in this Section 2.04, pay to the Shareholders’ Representative an amount equal to (A) the Closing Adjustment Amount, less (B) the Working Capital Adjustment Amount, and the Purchaser shall retain the balance of the Closing Adjustment Amount.

(iii)  If the Working Capital Adjustment Amount is a positive number, requiring an increase in the Purchase Price, then the Purchaser shall, on or before the fifth Business Day after the final determination of the Working Capital Adjustment Amount as provided in this Section 2.04, pay to the Shareholders’ Representative an amount equal to (A) the Closing Adjustment Amount, plus (B) the Working Capital Adjustment Amount.

2.05.  Accounts Receivable Adjustment.

(a)  The accounts receivable reflected on the Closing Date Balance Sheet, as finally determined, are referred to in this Section 2.05 as the “Accounts Receivable.” The Parties acknowledge and expect that the Accounts Receivable will be stated net of reasonably estimated provisions for (i) bad debts, and (ii) refunds or reimbursements the Shareholders expect the Companies to be required to make arising from overpayments made to the Companies by Medicaid or Medicare in respect of operations before the Closing Date.

(b)  The Purchaser shall appoint EMM as its agent to collect the Accounts Receivable in full on or before the 120th day after the Closing Date (the “Collection Deadline”) and shall designate the bank account or accounts into which collections shall be deposited. EMM shall provide the Purchaser with bi-weekly reports of its collection activities with such detail as the Purchaser may reasonably request. During the period beginning on the Closing Date and ending on the Collection Deadline, the Purchaser and the New Operator shall cooperate with the reasonable requests of EMM for assistance in billing and collecting the Accounts Receivable, but only to the extent that the Purchaser or the New Operator have information relating to the Accounts Receivable or have employees otherwise engaged in the billing and collection of accounts receivable generally. After the Closing Date, EMM (i) shall coordinate its collection activities with the New Operator with respect to those Accounts Receivable which relate to individuals who are residents of any Facility at the time such collection activities are underway, (ii) shall not unreasonably interfere with the business relationship between the New Operator and any such individual for so long as the individual remains a resident of any Facility, and (iii) shall in no event initiate litigation with any such individual for so long as the individual remains a resident of any Facility. The New Operator agrees that all collections from such individuals shall be applied to the oldest account receivable from such individual and each such collection attributable to one of the Accounts Receivable shall be remitted promptly to EMM.

(c)  Any amounts received by the Purchaser before the Collection Deadline from a debtor on an Account Receivable will first be applied to the oldest Account Receivable of that debtor. If the Purchaser does not receive, on or before the Collection Deadline, the full amount of the Accounts Receivable, then, on or before the fifth Business Day after the Collection Deadline, the Purchaser shall assign to the Shareholders each individual Account Receivable which has not been paid in full and the Shareholders, jointly and severally, shall be obligated to pay to the Purchaser an amount equal to 103.5% of an amount equal to the difference between (i) the Accounts Receivable, and (ii) the amount received by the Purchaser pursuant to this Section 2.05, not including the amount of interest calculated pursuant to subsection (d) below. If the Purchaser receives collections in excess of an amount equal to (A) the Accounts Receivable, plus (B) the amount of interest calculated pursuant to subsection (d) below, then the Purchaser shall transfer the entire amount of such excess to the Shareholders. The Shareholders’ Representative shall act as the Shareholders’ agent for purpose of executing any and all applicable transfer documents in connection with any such assignment. The Purchaser and the New Operator shall thereafter cooperate with the Shareholders as may be reasonably necessary to enable them to pursue collection of the Accounts Receivable so assigned, but only to the extent that the Purchaser and the New Operator have information relating to the Accounts Receivable which the Shareholders do not possess. If the Purchaser receives any funds from a debtor of an Account Receivable after the Purchaser has assigned such Account Receivable to, and the Purchaser has received payment in full from, the Shareholders as set forth in this subsection (c), then the Purchaser promptly shall transfer all such funds to the Shareholders’ Representative. If the Purchaser receives any funds from a debtor of an Account Receivable after the Collection Deadline with respect to any Account Receivable for which the Purchaser has not received payment in full from the Shareholders as set forth in this subsection (c), then the Purchaser shall retain such funds and apply them to such Accounts Receivable.

(d)  If the Purchaser receives payment of any portion of any individual Account Receivable during the period beginning on the 31st day after the Closing Date and ending on the Collection Deadline, then the Shareholders, jointly and severally, shall be obligated to pay to the Purchaser an amount equal to the percentage of the payments so received by the Purchaser during such period as set forth below.

Collection Period	% of the Payments Collected During the Period
31 to 60 days after the Closing Date	1.5%
61 to 90 days after the Closing Date	2.5%
91 to 120 days after the Closing Date	3.5%

Not later than 15 Business Days after the end of each of the collection periods set forth above, the Purchaser shall provide to the Shareholders’ Representative a written report showing the amounts received by the Purchaser with respect to the Accounts Receivable for the period then most recently ended. The Shareholders shall be obligated to pay the amount required by this subsection (d) not later than 10 Business Days after the date the Shareholders’ Representative receives such notice.

(e)  The Shareholders shall make such payments required by this Section 2.05 by wire transfer of immediately available funds or by cashier’s check. If the Shareholders do not timely make any payments required by this Section 2.05, then the Purchaser may, in its sole discretion and at its option, direct the Escrow Agent to promptly deliver to the Purchaser the amount owed by the Shareholders to the Purchaser pursuant to this Section 2.05. If the Purchaser directs the Escrow Agent to deliver such amount to the Purchaser, then the Purchaser shall retain the right to pursue payment from the Shareholders as required by this Section 2.05, which payment would be deposited in the Escrow Account to replenish the funds paid to the Purchaser pursuant to this Section 2.05.

2.06.  Closing.

(a)  Subject to the terms and conditions of this Agreement, the sale and purchase of the Company Shares contemplated hereby shall take place at a closing (the “Closing”) to be held on June 28, 2005, at the Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania 15222, or at such other time or on such other date or at such other place as the Shareholders, the Purchaser and the New Operator may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall be deemed to be effective at 12:01 am Pittsburg, Pennsylvania time on the Closing Date (the “Effective Time”).

(b)  At the Closing, the Shareholders and the Companies shall deliver or cause to be delivered to the Purchaser and the New Operator (unless otherwise indicated):

(i)  to the Purchaser, certificates representing the Company Shares (if certificated), duly endorsed (or accompanied by duly executed stock powers or assignment documents) for transfer to the Purchaser, or, if necessary, executed lost certificate affidavits and indemnifications in a form satisfactory to the Purchaser and its counsel;

(ii)  to the Purchaser, the Payoff Letters reflecting the Indebtedness Liability, including the Indebtedness Liability disclosed on Schedule 2.06(b);

(iii)  evidence of the release of (A) all Liens on any of the Assets of any Company, other than Permitted Liens, and the termination of all UCC financing statements or other filings, or written instructions authorizing the Purchaser to terminate all financing statements or other filings, relating to such Liens and to any other financing statements filed with respect to any Company on in a form satisfactory to the Purchaser and its counsel, including copies of terminations of any security interest and quitclaims pertaining to all Intellectual Property, and (B) the FET Lien, including releases by the IRS and all applicable state taxing authorities;

(iv)  to the Purchaser, owner’s title insurance policies without standard exceptions, but with endorsements for, with respect to each parcel of Real Property located in the State of Ohio, zoning 3.1, access, contiguity, survey, tax parcel and comprehensive, and, with respect to each parcel of Real Property located in the State of Pennsylvania, access, contiguity and tax parcel (the “Title Policies”) with values equal to the fair market values of each parcel of Real Property as provided herein based upon the Title Commitments disclosed on Schedule 2.06(b) issued by Certified Title Insurance Company and subject only to (A) Liens for Taxes that are not yet due and payable, (B) the Liens disclosed on Schedule 1.01(nn), and (C) any Liens or other matters created by the Purchaser or arising out of the wrongful acts or negligence of the Purchaser;

(v)  to the Purchaser, invoices reflecting the unpaid Transaction Fees, if any, which invoices shall include wire transfer instructions for payment;

(vi)  a certificate, dated as of the Closing Date, executed by an officer of each Company and by the Shareholders’ Representative (on behalf of the Shareholders), certifying the fulfillment of the conditions specified in paragraphs (a), (b) and (c) of Sections 8.01 and 10.01, to the extent they relate to the Shareholders or the Company;

(vii)  the Escrow Agreement executed by the Shareholders;

(viii)  evidence that the Shareholders have obtained, at their sole cost and expense, the Tail Coverage;

(ix)  the certificate of incorporation or organization of each Company certified as of the most recent practicable date by the applicable state authority in the applicable jurisdiction;

(x)  a certificate of the applicable state authority as to the good standing or full force and effect, as applicable, of each Company in its jurisdiction of incorporation or organization as of the most recent practicable date;

(xi)  a certificate of the Secretary of each Company, certifying as to the code of regulations or bylaws or operating agreement, as applicable, of such Company and the resolutions of the board of directors or managers or partners, as applicable, of each Company authorizing this Agreement and the transactions contemplated hereby;

(xii)  a legal opinion of Buckingham, Doolittle & Burroughs, LLP, counsel to the Shareholders and the Companies, in the form to be agreed upon by the Shareholders’ Representative, the Purchaser and the New Operator;

(xiii)  written resignations and releases from the directors, officers and managers of each Company who are disclosed on Schedule 3.01 in the form attached as Exhibit B;

(xiv)  all consents and approvals contemplated by Section 3.16 and Section 4.04 or such customary assurances (which may be verbal) that such consents and approvals will be received after the Closing Date in the Ordinary Course of Business; provided, however, that the consents and approvals disclosed on Schedule 2.06(b)(xiv) (the “Required Consents”) shall be delivered at the Closing in writing;

(xv)  to the Purchaser, original corporate record books and stock record books of each Company;

(xvi)  to the New Operator, the payment required by Section 7.02(d);

(xvii)  the Sick Time Agreement executed by the Shareholders.

(c)  At the Closing, the Purchaser shall deliver or cause to be delivered to the Shareholders and the New Operator (unless otherwise indicated):

(i)  the cash payments on account of the Purchase Price due under the provisions of Section 2.02(c);

(ii)  a certificate, dated as of the Closing Date, executed by an officer of Purchaser, certifying the fulfillment of the conditions specified in paragraphs (a) and (b) of Sections 9.01 and 10.01, to the extent they relate to the Purchaser or the Purchaser Parent;

(iii)  the Escrow Agreement executed by the Purchaser;

(iv)  the certificate of incorporation of the Purchaser certified as of the most recent practicable date by the State of Delaware;

(v)  a certificate of the State of Delaware as to the good standing of the Purchaser in such jurisdiction as of the most recent practicable date;

(vi)  a certificate of the Secretary of Purchaser, certifying as to the bylaws of the Purchaser and as to the resolutions of the board of directors of the Purchaser authorizing this Agreement and the transactions contemplated hereby;

(vii)  a legal opinion of Dykema Gossett PLLC, counsel to the Purchaser, in the form to be agreed upon by the Shareholders’ Representative, the Purchaser and the New Operator; and

(viii)  the Sick Time Agreement executed by the Purchaser.

(d)  At the Closing, the New Operator shall deliver or cause to be delivered to the Shareholders and the Purchaser:

(i)  a certificate, dated as of the Closing Date, executed by an officer of New Operator, certifying the fulfillment of the conditions specified in paragraphs (a) and (b) of Sections 8.01 and 9.01, to the extent they relate to the New Operator;

(ii)  the Escrow Agreement executed by the New Operator;

(iii)  the certificate of organization of the New Operator certified as of the most recent practicable date by the State of Ohio;

(iv)  a certificate of the State of Ohio as to the good standing of the New Operator in such jurisdiction as of the most recent practicable date;

(v)  a certificate of the Secretary of the New Operator, certifying as to the resolutions of the managers or members of the New Operator authorizing this Agreement and the transactions contemplated hereby;

(vi)  a legal opinion of Benesch, Friedlander, Coplan & Aronoff LLP, counsel to the New Operator, in the form to be agreed upon by the Shareholders’ Representative, the Purchaser and the New Operator; and

(vii)  the Sick Time Agreement executed by the New Operator.

                                                Article III
                                Representations and Warranties Regarding the Companies

As an inducement to the Purchaser, the Purchaser Parent and the New Operator to enter into this Agreement, the Companies and the Shareholders, jointly and severally, hereby represent and warrant to the Purchaser, the Purchaser Parent, the New Operator and the New Operator Parent as follows.

3.01.  Organization and Power.

(a)  Each Company is duly organized, validly existing and in good standing under the Laws of its state of incorporation or formation. Each Company has all Licenses and authorizations necessary to own its properties and to carry on its businesses as now being conducted and is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each state or other jurisdiction, if any, except where the failure to obtain such Licenses or authorizations or to qualify would not have a Material Adverse Effect on such Company. Each Company has provided the Purchaser with true and correct copies of its Charter Documents. No Company has qualified to do business outside of its state of incorporation or organization.

(b)  Schedule 3.01 contains a complete and correct list of all of the officers and directors or manager and members of each Company, as applicable. The minute books of each Company contain complete and correct copies of the minutes of each meeting and each action by written consent of each of its board of directors (or comparable governing body) or shareholders or members, as applicable, and the stock or membership interest ledger of each Company and contains a complete and correct record of all issuances and transfers of capital stock or membership interests of each Company.

3.02.  Authorization; No Violation. The execution, delivery and performance by each Company of this Agreement and all Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate, company or partnership action and no other corporate, company or partnership proceedings on the part of any Company are necessary to authorize the execution, delivery or performance of this Agreement and all Ancillary Documents to which it is a party. This Agreement and all Ancillary Documents to which a Company is a party constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) or by an implied covenant of good faith and fair dealing. Except for agreements relating to Indebtedness which will be paid off on the Closing Date, the execution, delivery and performance of this Agreement and all Ancillary Documents to which a Company is a party and the consummation of the transactions contemplated thereby do not and shall not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or cause the acceleration of any obligation under, or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Agency under the provisions of any Company’s Charter Documents or any Contract to which any Company is bound or affected or any Law to which any Company is subject or by which any of the Assets of any Company is bound, other than any such matters which would not have a Material Adverse Effect on such Company.

3.03.  Subsidiaries. Except as disclosed on Schedule 3.03, none of the Companies has any Subsidiaries nor do any of the Companies own any shares of capital stock, membership interests, partnership interest, joint venture interest or other security or interest in any Person. None of the Companies has any direct or indirect right to acquire any interest or investment in any Person.

3.04.  Financial Statements. Each of the Companies and the Shareholders have furnished the Purchaser with (a) unaudited balance sheets of each Company as of March 31, 2005 (the “Company Latest Balance Sheet”) and the related unaudited statements of income and cash flows for the period ended March 31, 2005, and (b) reviewed balance sheets of each Company as of December 31, 2004 and December 31, 2003, and the related reviewed statements of income and cash flows for the years then ended (collectively with the Company Latest Balance Sheet, the “Company Statements”). Each of the Company Statements (including in all cases the notes thereof) has been based upon the information contained in the Companies’ books and records (which are accurate and complete in all material respects), has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, contain proper accruals and adequate reserves, and presents fairly, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of each Company, as applicable, as of the times and for the periods referred to therein, except that the Company Statements described in clause (a) above are subject to year-end adjustments (none of which would be material, individually or in the aggregate). Since the date of the Company Latest Balance Sheet through the date hereof, there has been no material adverse change in the financial condition, operating results, assets, operations, prospects, employee relations, supplier relations or customer relations of each Company and each Company has conducted the Business only in the Ordinary Course of Business.

3.05.  Capitalization.

(a)  Schedule 3.05 sets forth (i) the number and classes of the authorized capital stock or membership interests of each Company, other than Wexford, and (ii) the total number of issued and outstanding shares of each class of the capital stock or membership interests of each Company, other than Wexford, the certificate number of each certificate which represents such shares or units, and the name of the Shareholder who holds each such certificate.

(b)  All of the issued and outstanding shares of capital stock or membership interests of each Company are validly issued, and, to the extent applicable, fully paid and nonassessable and owned, beneficially and of record, by the Shareholders in the classes, amounts and percentages disclosed on Schedule 3.05, and no shares of capital stock or membership interests are subject to, or have been issued in violation of, preemptive rights. All issuances, sales and repurchases by each Company of its shares of capital stock or membership interests have been effected in compliance with all applicable Laws, including applicable federal and state securities Laws.

(c)  PNCN and PNP are the only partners of Wexford and hold 40% and 60%, respectively, of the partnership interests of Wexford. The Wexford partnership interests are not certificated. Neither PNCN nor PNP owns any assets of any kind other than their respective partnership interests in Wexford and cash in a bank account and neither conducts any business operations of any kind, other than the ownership of the Wexford partnership interests.

(d)  No Company has outstanding (i) any stock, membership interests, partnership interests or other securities convertible into or exchangeable for any such equity interests, or (ii) any options, warrants or rights to subscribe for or to purchase its any stock, membership interests, partnership interests or any stock, membership interests, partnership interests or securities convertible into or exchangeable for any such equity interests. No Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its any stock, membership interests or partnership interests or any warrants, options or other rights to acquire any such equity interests. There are no voting agreements, voting trusts or other agreements (including contractual or statutory preemptive rights or cumulative voting rights), commitments or understandings with respect to the voting or transfer of the capital stock, membership interests or partnership interests of any Company.

3.06.  Title and Condition of Properties.

(a)  Schedule 3.06(a) contains a complete and accurate list of all real property, leaseholds or other interests therein owned by each Company (the “Real Property”). The Companies and the Shareholders have delivered or made available to the Purchaser copies of the deeds and other instruments (as recorded) by which each Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Shareholders or each Company relating to such Real Property.

(b)  Schedule 3.06(b) contains a detailed list of all the tangible property grouped as to type, including the cost, accumulated depreciation and net book value, used in the operation of the Facilities (the “Tangible Property”). Each Company has good and marketable fee simple title to the Tangible Property free and clear of all Liens other than the Permitted Liens and Liens relating to Indebtedness which will be paid off at Closing. Except as disclosed on Schedule 3.06(b), all of the Tangible Property is located at the Real Property and the Companies have the full and unqualified right to require the immediate return of any of its Tangible Property which is not located at the Real Property. To the knowledge of the Shareholders and the Companies, all Tangible Property is in good working order and repair and is sufficient for the operation of the Facilities as presently conducted. Except as disclosed on Schedule 3.06(b), to the knowledge of the Shareholders and the Companies, all contracts or agreements pursuant to which the Companies may hold or use any interest owned or claimed by it in or to the Tangible Property are in full force and effect. No Company has received written notice claiming that any such contracts or agreements are not in full force and effect.

(c)  Each Company owns good and marketable title, free and clear of all Liens, to all of the personal property and assets shown on the Company Latest Balance Sheet or acquired thereafter in the Ordinary Course of Business or located at any of the Facilities, except for Permitted Liens and Liens relating to Indebtedness which will be paid off at Closing.

(d)  Except as disclosed on Schedule 3.06(d), to the knowledge of the Shareholders and the Companies, each Company’s buildings, machinery, equipment and other tangible assets used in the operation of the Facilities are in good operating condition and repair and are usable in the Ordinary Course of Business as conducted on the date of this Agreement. Each Company owns or leases under valid leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business as conducted on the date of this Agreement. All buildings, improvements or other property owned or leased by each Company are adequately supplied with utilities and other services at customary charges necessary for the operation thereof (including gas, electricity, water, telephone, sanitary and storm sewer and access to public roads). Any tap fees, hook-up fees or other associated charges accrued to date with respect to the Facilities have been fully paid with respect to all potable and industrial water and all gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Facilities and no such fees or charges remain outstanding. The Tangible Property, buildings, plants, structures and equipment of each Company are sufficient for the continued conduct of the Business of such Company after the Closing, in substantially the same manner as conducted prior to the Closing.

(e)  There is no material violation of any applicable zoning, building, fire or other ordinance or other Law relating to the operation of the Business on the Real Property, including any applicable environmental protection or occupational health and safety Laws. Final certificates of occupancy and/or use have been duly issued for each Facility by the applicable Governmental Agency. Within the three years immediately preceding the date of this Agreement, neither any Company nor any Shareholder has received notice of any such violation or any condemnation proceeding with respect to the Real Property.

3.07.  Licenses.

(a)  Each of the Companies possess all material Licenses from Governmental Agencies that are required by applicable Law in connection with the operation of the Facilities. Schedule 3.07(a) sets forth a list of all material Licenses (including any pharmacy licenses or other ancillary licenses) issued to any Company. The Companies have provided true and correct copies of the Licenses to the Purchaser and the New Operator.

(b)  Except as disclosed on Schedule 3.07(a) and except as would not have a Material Adverse Effect on the Companies (i) each of the Companies has complied with, and is currently complying with, its obligations under each of the Licenses and all such Licenses are in full force and effect, and (ii) no written notice from any Governmental Agency in respect to the threatened, pending or possible revocation, termination, suspension or limitation of any of the Licenses has been given to any Shareholder or any Company, nor has any Shareholder or Company received notice of any proposed or threatened issuance of any such notice. The Shareholders and Companies have made available to the Purchaser true, correct and complete copies of any state licensing survey reports received by the Companies in the five years immediately preceding the date of this Agreement as well as any statements of deficiencies and plans of correction in connection with such reports. The Shareholders and the Companies have taken all reasonable steps to correct all deficiencies referenced in this Section 3.07 and a description of any uncorrected deficiency is disclosed on Schedule 3.07(b).

(c)  Without limiting the generality of the foregoing, except as disclosed on Schedule 3.07(c) each Company and its respective equipment and operations satisfy in all material respects the applicable licensing and certification requirements to operate the Facilities in the state in which such Facilities are operated and the requirements for participation in the Government Programs.

3.08.  Accounts Receivable. All accounts receivable of each Company that are reflected on the applicable Company Latest Balance Sheet, or on its books as of the Closing Date, represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and are and shall be subject to no valid counterclaims or setoffs in excess of any reserves therefore.

3.09.  Inventories. All inventory of food and miscellaneous supplies of each Company is reflected on the Company Latest Balance Sheet and, as of the Closing Date consistent with past practices, consisted and shall consist of inventory of a quality and quantity usable and saleable in the Ordinary Course of Business.

3.10.  Tax Matters.

(a)  Each Company has duly filed all Tax Returns of any and every nature and description required to be filed by it (all such Tax Returns being accurate and complete in all material respects) and has duly paid all Taxes and other governmental charges (whether or not shown on any Tax Return) which have been incurred or are claimed in writing to be due from or imposed on such Company, or any of its properties, assets, income, franchises, leases, Licenses, sales or use by any federal, state, local or foreign Tax authorities on or prior to the date hereof and the Closing Date, other than Taxes which are being contested in good faith and by appropriate proceedings and as to which such Company has set aside on its books adequate reserves or which may be attributable to the transactions contemplated hereby. The amounts recorded as reserves for Taxes on a gross or net basis on the Company Latest Balance Sheet are sufficient in the aggregate for payment by such Company of all unpaid Taxes (including any interest or penalties thereon) for the period ended as of the date of the Company Latest Balance Sheet or for any year or period prior thereto.

(b)  Neither the IRS nor any state, local or foreign Tax authority has ever examined any income Tax Return of any Company, whether singly or as a member of an affiliated group, except as otherwise specifically disclosed on Schedule 3.10, which sets forth the date or dates since December 31, 1997, through which any federal, state, local, foreign or other Tax authority has examined or is in the process of examining any Tax Returns of any Company. Except as disclosed on Schedule 3.10, no Company is the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Company.

(c)  Except as disclosed on Schedule 3.10, neither the IRS nor any federal, state, local or other Tax authority is in the process of examining any Tax Return of any Company nor are any such exams pending, and, to the knowledge of the Shareholders and the Companies, no such exams are threatened. There are no disputes pending, or claims asserted, for Taxes upon any Company and, to the knowledge of the Shareholders and the Companies, no such disputes or claims are threatened. No Company has received written notice of any such dispute or claim.

(d)  No Company has given any currently effective waivers extending the statutory period of limitation applicable to any federal, state or local Tax Return or for any period or agreed to an extension of time with respect to a Tax assessment or deficiency.

(e)  No Company has in effect any power of attorney or authorization to any other Person to represent it with respect to any Taxes.

(f)  No claim has ever been made by an authority in a jurisdiction where any Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction.

(g)  No Company has filed any consolidated federal income Tax Return with an “affiliated group” (within the meaning of Section 1504 of the Code), where such Company was not the common parent of the group.

(h)  No Company is, or has been, a party to any Tax allocation or sharing Contract pursuant to which it has any contingent or outstanding Liability to anyone.

(i)  No Company has any Liability for Taxes of any Person as a transferee, or successor by contract, or otherwise.

(j)  No Company has filed a consent under Section 341(f) of the Code.

(k)  The Companies have provided the Purchaser with true and correct copies of each Company’s federal, state and local income Tax Returns filed on or prior to the date hereof and all examination reports, if any, relating to the audit of such Tax Returns by the IRS or other Tax authority for each taxable year beginning on or after January 1, 1998.

(l)  All monies required to be withheld from employees, managers, independent contractors, equityholders or creditors of each Company for Taxes, or collected from customers or others as Taxes, have, in all material respects, been withheld as appropriate and collected and paid, when due, to the appropriate Governmental Agency, or if such payment is not yet due, an adequate reserve has been established for such Taxes.

(m)  No Company has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G.

(n)  No Company has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). No Company has acquired any United States real property interest, as defined in Code Section 897(c), from a foreign Person without complying with the withholding requirements contained in Code Section 1445.

(o)  Each Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(p)  No Company has participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.

(q)  No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)  change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)  “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii)  installment sale or open transaction disposition made on or prior to the Closing Date; or

(iv)  prepaid amount received on or prior to the Closing Date.

(r)  No Company has distributed equity interest of another Person, or has had any of its equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(s)  Except as disclosed on Schedule 3.10, each of Copley, Hanover I and Suburban (and any predecessor company) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times since its inception. Each of Copley, Hanover I and Suburban shall revoke its S election effective prior to the Closing Date. Hanover II shall elect to be taxed as a C corporation prior to the Closing Date.

3.11.  Contracts and Commitments.

(a)  Except as set forth in Schedule 3.11(a) and Schedule 3.18, no Company is a party to or bound by any written or oral:

(i)  provider agreement;

(ii)  any agreements or arrangements with physicians or sources of referrals to any Facility;

(iii)  bonus, pension, profit sharing, retirement or deferred compensation plan or stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal, or severance agreements or arrangements or contracts requiring any Company to pay post-retirement medical benefits;

(iv)  Contract with any labor union or Contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis;

(v)  Contract relating to or evidencing any Indebtedness or relating to mortgaging, pledging or otherwise placing a Lien on any of its Assets;

(vi)  guarantee of any Indebtedness, other than endorsements made for collection in the Ordinary Course of Business;

(vii)  Contract with respect to the lending or investing of funds to or in other Persons;

(viii)  license or royalty Contract;

(ix)  Contract under which it is lessee of or holds or operates any personal property owned by any other Person, including any resident funds;

(x)  Contract under which it is lessor of or permits any third Person to hold or operate any property, real or personal, owned or controlled by it;

(xi)  Contract or group of related Contracts with the same Person for the purchase or sale of products or services other than the Customer Contracts (defined below);

(xii)  Contract with any Person continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days’ or less notice without penalties;

(xiii)  Contract which prohibits it from freely engaging in business or in any way restrains its business activities anywhere in the world;

(xiv)  Contract relating to the supply or the distribution of its products;

(xv)  Contract with any officer, director, employee, manager, partner, equityholder, employee or other Affiliate; or

(xvi)  Contract requiring the consent of any party thereto upon a change in control of any Company, containing any provision which would result in a modification of any rights or obligations of any party thereunder upon a change in control of any Company or which would provide any party any remedy (including rescission or liquidated damages) in the event of a change in control of any Company.

(b)  No Contract has been breached in any material respect by any Company and no Contract has been breached in any material respect or canceled by the other party thereto. Each of the Contracts is valid, enforceable and in full force and effect in accordance with the terms thereof. No Contract has been amended, modified, supplemented or otherwise altered orally, in writing or by course of conduct except as disclosed on Schedule 3.11. Since the date of the Company Latest Balance Sheet, no supplier or customer of any Company has notified such Company or any Shareholder that it shall stop or decrease in any material respect the rate of business done with such Company. To the knowledge of the Shareholders and the Companies, no supplier or customer of any Company intends to stop or decrease in any material respect the amount of business done with such Company or that any such supplier or customer intends to stop doing business after the Closing on substantially the same terms (including quantities) as prior to the Closing and no Company has received written notice from any supplier or customer to such effect. Each Company has, in all material respects, performed all the obligations required to be performed by it to the date of this Agreement and is not in receipt of any claim of default under any Contract, to which it is a party. No event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any Contract to which any Company is a party and, to the knowledge of the Shareholders and the Companies, no such event is threatened or pending.

(c)  The Purchaser has been supplied with a true and correct copy of all written Contracts which are referred to on Schedule 3.11 (the “Customer Contracts”), together with all amendments, waivers or other changes thereto, and a written description of all material terms of any such oral Contracts. Other than the Customer Contracts, there are no other material Contracts relating to the operation of the Business or the ownership of, or right to use, the Assets.

(d)  There is no pending or, to the knowledge of the Shareholders and the Companies, threatened termination, cancellation, limitation, modification or change in any of the Companies business relationships with any customer or supplier or group of customers or suppliers related to the Business that might have a Material Adverse Effect on the Business.

3.12.  Accreditation; Medicare and Medicaid; Third Party Payor Reimbursement.

(a)  Each Facility is duly licensed by the appropriate authority and certified by Medicare and Medicaid for the operation of nursing facility beds. Schedule 3.12(a) sets forth the authority by which each Facility is licensed and the number of nursing facility beds and other purposes for which each Facility is certified. All such licenses are unrestricted, unconditional, in good standing, in full force and effect and subject to no waiver or limitation.

(b)  No life safety code waiver, vendor hold, decertification proceeding or licensure revocation, termination or suspension proceeding affecting any Facility, including any payment ban or admission ban, is currently pending or has been issued or pursued during the two years immediately preceding the date of this Agreement. Except as disclosed on Schedule 3.12(b), no civil monetary penalty has been imposed or assessed on any Company during the two years immediately preceding the date of this Agreement. No Company or Shareholder has knowledge, nor any reason to believe, that the good standing of any such license is in jeopardy. No Company or Shareholder has received notice from any Governmental Agency requiring the correction of any condition with respect to any Facility which has not been the subject of a plan of correction for which compliance has been effected. There are no outstanding deficiencies or work orders for any Governmental Agency having jurisdiction over any Facility requiring conformity to any applicable Laws, including the Laws of any state or federal health care programs. No Shareholder, Company or Facility has received any notice of any claim, requirement or demand of any licensing or certifying agency supervising or having authority over the Facility or otherwise to rework or redesign it or to provide additional furniture, fixtures, equipment or inventory so as to conform to or comply with any existing Laws for which no waiver exists and which has not been fully satisfied prior to the date hereof or which shall not be satisfied prior to the Closing.

(c)  Except as disclosed on Schedule 3.12(c), each Facility is currently accredited by the JCAHO. The Shareholders and Companies have made available to the Purchaser true, complete and correct copies of the most recent JCAHO accreditation survey report for each Facility and a list and description of events in the five years immediately preceding the date of this Agreement at each of the Facilities that constitute a “Sentinel Event” as defined by the JCAHO, if any. The Shareholders and the Companies have taken all reasonable steps to correct all material deficiencies referenced in this Section 3.12.

(d)  Except as disclosed on Schedule 3.12(d), each Facility is eligible to receive payment without restriction on Medicare and Medicaid and each Facility is a “provider” with a valid and current provider agreement and with one or more provider numbers with the federal Medicare and the applicable Medicaid programs of the states in which such Facility operates (the “Government Programs”). Except as reimbursement payment is escrowed as a consequence of the CHOW Notice, each of the Facilities has received Medicare or Medicaid reimbursement and is eligible to receive payment without restriction under Medicare and Medicaid. Except as disclosed on Schedule 3.12(d), the Facilities are in compliance in all material respects with the conditions for participation in the Government Programs and Private Programs and have received all approvals or qualifications necessary for capital reimbursement on the Real Property. All billing practices of the Companies and the Facilities to third party payors, including the Government Programs and the Private Programs, have been in compliance in all material respects with all applicable Laws, regulations and policies of such third party payor and no Shareholder, Company or Facility has knowingly billed or received any payment or reimbursement in excess of the amounts allowed by Law. Except as disclosed on Schedule 3.12(d), neither the Shareholders nor the Company have received written notice of any pending or threatened proceeding or investigation by the OIG or other Governmental Agency or under the Government Programs involving the Companies, the Shareholders, any of the Facilities or the Real Property. No Shareholder, Company or Facility (i) currently operates under a Corporate Integrity Agreement entered by the OIG or other Governmental Agency, or (ii) has received any written complaints or complaints through telephonic hotlines from the Employees, independent contractors, vendors, physicians or any other Person that would indicate a violation of any Laws. The Shareholders have made available to the Purchaser and the New Operator true, correct and complete copies of the most recent Medicare and Medicaid certification survey reports of each Facility, including any statement of deficiencies and plans of correction, and such Facility’s corrective action plans related thereto. The Shareholders and the Companies have taken all reasonable steps to correct all deficiencies referenced to this Section 3.12(d) and a description of any uncorrected deficiency is disclosed on Schedule 3.12(d).

(e)  The Facilities participate in those private, non-governmental programs (including any private insurance program) disclosed on Schedule 3.12(e) under which it directly or indirectly is presently receiving payments in excess of $50,000 per annum (such private, non-governmental programs are referred to collectively as “Private Programs”).

(f)  The Companies have timely filed, or caused to be filed, all cost reports required by third party payors, including Government Programs and Private Programs, or with any Governmental Agency, and, except as disclosed on Schedule 3.12(f), all such reports are complete and accurate in all material respects. Except as disclosed on Schedule 3.12(f), the Companies have been in compliance in all material respects with filing requirements with respect to cost reports of each Facility, and such reports do not claim that any Facility has received payment or reimbursement materially in excess of the amount provided or allowed by applicable Law or any applicable agreement, except where reimbursement was noted on the cost report. The Companies have provided the Purchaser and the New Operator with true and correct copies of all such reports for the three most recent fiscal years of each Facility. No Shareholder or Company has received written notice of a material dispute between any Facility and the applicable government agency, including any fiscal intermediary or carrier, federal, state or local government body or entity, or the Administrator of the Center for Medicare and Medicaid Services, with respect to any Government Program cost reports or claims filed on behalf of the Companies, on or before the date of this Agreement.

(g)  No Company is a party to, and neither any Company nor any Shareholder has received written notice of the commencement of, any investigation or debarment proceedings or any governmental investigation or action (including any civil investigation demand or subpoena) under the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320a-7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Money Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Theft or Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C. 1001), False Statements (18 U.S.C. 1035) and Patient Inducement Statute and equivalent state statutes or any rule or regulation promulgated by a Governmental Agency with respect to any of the foregoing (the “Healthcare Fraud Laws”) affecting the Shareholders or the Companies with respect to the Companies and the Business. For the five years immediately preceding the date of this Agreement, each Company has been in full compliance with all applicable Healthcare Fraud Laws.

(h)  For the five years immediately preceding the date of this Agreement, no Company has been investigated or charged with any violation involving false, fraudulent or abusive practices relating to its participation in a Government Program, nor has any Shareholder or any Company (i) knowingly and willfully made or caused to be made a false statement or representation of a material fact in any applications for any benefit or payment under any Governmental Program, (ii) knowingly and willfully made or caused to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under any Governmental Program, (iii) knowingly and willfully failed to disclose any event affecting the initial or continued right to any benefit or payment under any Governmental Program on their own behalf or on behalf of another, with intent to secure such payment or benefit fraudulently, (iv) knowingly and willfully solicited, paid or received any remuneration (including kickback, bribe or rebate), directly or indirectly, in violation with any applicable Law, (v) presented or caused to be presented a claim for reimbursement for services that is for an item or service that was known or should have been known to be (A) not provided as claimed or (B) false or fraudulent, or (vi) knowingly and willfully made or caused to be made or induced or sought to induce the making of any material false statement or representation (or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein not materially misleading) of a material fact with respect to (A) a Facility in order that the Facility may qualify for a Governmental Agency certification or (B) information to be provide under 42 U.S.C. Section 1320a-3.

(i)  The Companies are in compliance in all material respects with the Standards for Privacy of Individually Identifiable Health Information and the Transaction and Code Set Standards which were promulgated pursuant to HIPAA.

(j)  Attached as Schedule 3.12(j) is a copy of the Facilities’ standard resident agreement form(s). There are no agreements with residents of any Facility or with any other Person or organization which deviate significantly from the attached standard resident form(s).

3.13.  Intellectual Property Rights.

(a)  Schedule 3.13 contains a complete and accurate list of all (i) patented or registered Intellectual Property owned or licensed by each Company or used in the Business, (ii) pending patent applications and applications for registrations of other Intellectual Property filed by any Company, and (iii) material unregistered Intellectual Property owned or licensed by any Company (other than commercially available Software with an annual license fee or purchase price of less than $1,000). Schedule 3.13 also contains a complete and accurate list of all licenses and other Contract rights granted by any Company to any third party with respect to any Intellectual Property and all licenses and other Contract rights granted by any third party to any Company with respect to any Intellectual Property, in each case identifying the subject Intellectual Property. Each Company owns, and the Assets of such Company includes, all right, title and interest to, free and clear of all Liens, or such Company has the right to use pursuant to a valid and enforceable written license or other Contract, all Intellectual Property necessary for or used in the operation of the Business as presently conducted, including all Intellectual Property identified on Schedule 3.13. The loss or expiration of any Intellectual Property or related group of Intellectual Property owned or used by each Company would not reasonably be expected to have a Material Adverse Effect on any Company, and no such loss or expiration is pending or, to the knowledge of the Shareholders and the Companies, threatened.

(b)  There have been no claims made by any third party asserting the invalidity, misuse or unenforceability of any Intellectual Property owned or used by any Company and there are no valid grounds for the same. No Company has received any charge, complaint, claim, demand or notices of, and no Shareholder is aware of any facts that indicate a likelihood of, any infringement or misappropriation by, or conflict or interference with, any third party with respect to such Intellectual Property (including any written demand or request that any Company license any rights from a third party). To the knowledge of the Shareholders and the Companies, the conduct of the Business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property of any other Person. To the knowledge of the Shareholders and the Companies, the Intellectual Property owned by or licensed to each Company has not been infringed, misappropriated or conflicted by any other Person. No Company has received written notice claiming that the conduct of the Business or the Intellectual Property owned or licensed by such Company has infringed, misappropriated or conflicted with any Intellectual Property of any other Person. The Intellectual Property disclosed on Schedule 3.13 shall be owned or otherwise available for use by each Company on substantially identical terms and conditions immediately after the Closing.

3.14.  Litigation; Proceedings. Except as disclosed on Schedule 3.14, there are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of the Shareholders and the Companies, threatened, against or affecting any Company or the Company Shares at law or in equity, or before or by any Governmental Agency and there is no basis for any of the foregoing. No shareholder, officer, director, manager, member, partner, employee or agent of any Company has been or is authorized to make or receive, and no Shareholder knows of any such Person making or receiving, any bribe, kickback or other illegal payment at any time. Within the three years immediately preceding the date of this Agreement, no Company nor any Shareholder has received any opinion or legal advice in writing to the effect that any Company is exposed from a legal standpoint to any Liability or disadvantage which may be material to the Business as previously or presently conducted.

3.15.  Brokerage. No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by any of the Shareholders or the Companies or any of their respective directors, officers, members, managers, partners, employees, representatives or agents.

3.16.  Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Agency is required of any Company in connection with the execution, delivery or performance of this Agreement, or the consummation by each Company of any of the transactions contemplated hereby, except as disclosed on Schedule 3.16.

3.17.  Employees and Agents.

(a)  Each Company has complied in all material respects with all applicable Laws relating to the employment of labor and independent contractors, including provisions thereof relating to wages, hours, equal opportunity, immigration, collective bargaining, disabilities, family leave and the payment of social security and other Taxes.

(b)  Except as disclosed on Schedule 3.17 (i) no Company has any existing relationships with, or is a party to any collective bargaining agreement with, any union or employee representative, (ii) to the knowledge of the Shareholders and the Companies, there has been no union organization efforts by any employee of any Company, and (iii) no Company has received written notice that any such union organization efforts are threatened or pending. Except as disclosed on Schedule 3.17, no Company has made any proposals regarding the terms of any Collective Bargaining Agreement. Except as disclosed on Schedule 3.17, no Shareholder or Company has any knowledge of any facts that could give rise to any charge or claim of discrimination, unfair labor practices, or any other illegal activity with regard to any Employee.

(c)  No employee of any Company is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contracts relating to, affecting or in conflict with the Business and related activities thereto. No Company nor any Shareholder has received any notice alleging that any violation of any such Contracts has occurred. Schedule 3.17 also contains a true, complete and correct list setting forth (i) the names, position, hiring date, current compensation rate and other compensation of all individuals currently employed by each Company on a salaried basis, (ii) the names and current compensation rate of all individuals currently employed by each Company on an hourly or piecework basis, and (iii) the names and total annual compensation for all independent contractors who render services on a regular basis to each Company and whose current annual compensation is in excess of $10,000 (collectively, the “Employees”). Schedule 3.17 contains a correct and complete list of all employees and consultants of each Company who have executed and delivered to such Company any Contract providing for the nondisclosure by such Person of any confidential information of such Company. Within the 90 days immediately preceding the Closing Date, no employee of any Company has suffered, or will have suffered, an “employment loss” with such Company, as the term “employment loss” is defined under the WARN Act, except as contemplated by Section 7.02(a). Except as disclosed on Schedule 3.17, all of the Employees are employees-at-will or otherwise employed such that the Shareholders or the Companies may terminate their employment as of the Closing Date without creating any meritorious cause of action against the Shareholders, the Companies, the Purchaser or the Purchaser Parent or otherwise giving rise to any liability for wrongful discharge, breach of contract, tort or any other cause at law or in equity.

3.18.  Employee Benefit Plans. For purpose of this Section 3.18 and any indemnification obligations of the Shareholders related to this Section 3.18, EMM is deemed to be a “Company.”

(a)  Schedule 3.18(a) contains a list of all employee benefit plans, within the meaning of Section 3(3) of ERISA, which each Company and/or any ERISA Affiliate maintains or maintained at any time during the five year period ending on the Closing Date or to which such Company contributes or contributed to at any time during the five year period ending on the Closing Date, or under which any employee or former employee, officer or former officer, director or former director, manager or former manager of such Company is covered or has benefit rights, and each other arrangement, program or plan pursuant to which any benefit is or shall be provided to an employee, former employee or retired employee whether formal or informal, including those providing any form of medical, health and dental insurance, pension or retirement benefits, fringe benefits, severance pay and benefits continuation, relocation assistance, vacation pay, tuition aid, voluntary employee benefit association benefits and matching gifts for charitable contributions to educational or cultural institutions (collectively, the “Benefit Plans”). Each Company has provided the Purchaser and the New Operator with true and correct copies of the following items with respect to each of the Benefit Plans: (i) plan and trust documents and all other insurance contracts and other funding arrangements, including all amendments thereto; (ii) the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under Section 401 of the Code, and with respect to each welfare Benefit Plan Trust that is intended to be exempt federal income tax under Section 501(a) of the Code; (iii) the most recent three years’ Forms 5500 for each Benefit Plan which is required to file such reports, except as disclosed on Schedule 3.18; and (iv) the most recent summary annual report and summary plan description. For purposes hereof, an “ERISA Affiliate” is any trade or business whether or not incorporated that together with any Company would be deemed a “single employer” within the meaning of ERISA Section 4001 or affiliated with such Company within the meaning of Code Section 414(b), (c), (m) or (o).

(b)  Except as disclosed on Schedule 3.18(b), no Company maintains or has entered into any Benefit Plan or other document, plan or agreement that contains any change in control provisions which would cause an increase or acceleration of benefits or vesting, or contains any benefit entitlements (including severance pay, unemployment compensation, or any other type of payment) to employees or former employees of such Company or other provisions, which would cause an increase in liability of such Company or to the Purchaser as a result of the transactions contemplated by this Agreement or any related action thereafter.

(c)  Each of such Benefit Plans that is an employee pension Benefit Plan within the meaning of ERISA Section 3(2) and that is intended to be a qualified plan under Code Section 401(a): (i) has been amended to comply with current Law as required on the date hereof and will comply with current Law on the Closing Date; (ii) is, and has been, subject to a favorable determination letter issued by the Internal Revenue Service with respect to plan qualification or an application has been filed within the applicable remedial amendment period; and (iii) to the knowledge of the Shareholders and the Companies, nothing has occurred with respect to the operation of any such Benefit Plan that could cause the loss of such qualification of exemption or the imposition of any liability, penalty or tax under Law.

(d)  Any trust maintained in connection with a Benefit Plan (and from its establishment) has been exempt from federal income taxation under Code Section 501 and has not, at any time, had any “unrelated business taxable income” (as defined under the Code Section 512) and, to the knowledge of the Shareholders and the Companies, nothing has occurred with respect to the operation of any such Benefit Plan that could cause the loss of such qualification of exemption or the imposition of any liability, penalty or tax under Law.

(e)  Except as disclosed on Schedule 3.18(e): (i) all accrued contributions and other payments required to be made by each Company or any ERISA Affiliate to any Benefit Plan through the date of the Company Latest Balance Sheet have been made or reserves adequate for such purposes as of the date of the Company Latest Balance Sheet have been set aside therefore and reflected on the Company Latest Balance Sheet; (ii) no Company nor any ERISA Affiliate is in default in any material respect in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract, and there are no outstanding Liabilities of any Benefit Plan other than Liabilities for benefits to be paid to participants in such Benefit Plan; and (iii) all such contributions are fully deductible under the Code as employer contributions and there is no actual or potential liability for the ten percent (10%) excise tax under Code Section 4972 on nondeductible contributions to Benefit Plans.

(f)  There is no pending or, to the knowledge of the Shareholders and the Companies, threatened litigation or claim (other than routine benefit claims) by or on behalf of or against any of the Benefit Plans (or with respect to the administration of any of the Benefit Plans) now or heretofore maintained by any Company which allege violations of applicable Law, nor, to the knowledge of the Shareholders and the Companies, are there any facts which could form the basis for any such claim or lawsuit.

(g)  Except as disclosed on Schedule 3.18(g), each Benefit Plan is and has been in compliance in all material respects with, and each such Benefit Plan is and has been operated in all material respects in accordance with, its terms and the applicable Laws governing such Benefit Plan, including the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”) and the IRS under ERISA, the Code, HIPAA, COBRA or any other applicable Law.

(h)  Except as disclosed on Schedule 3.18(h), no Company nor any ERISA Affiliate maintains or has ever maintained, contributes or has ever contributed to or is or has ever been obligated to contribute to, any Benefit Plan subject to the funding standards of Code Section 412 or ERISA Title I, Subtitle B, Part 3, or to ERISA Title IV. No condition exists that presents a material risk to any Company or any ERISA Affiliate of incurring a Liability under Title IV of ERISA with respect to any Benefit Plan. The PBGC has not instituted proceedings to terminate any Benefit Plan and no condition exists that presents a material risk that such proceedings shall be instituted. Except as disclosed on Schedule 3.18(h), all reporting and disclosure requirements of ERISA and the Code have been satisfied in all material respects with respect to each of the Benefit Plans. Except as disclosed on Schedule 3.18(h), no Company nor any ERISA Affiliate is required to contribute to, or has contributed or been obligated to contribute to, any Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA nor is there any withdrawal liability with respect to any such multiemployer plan.

(i)  No prohibited transaction has occurred with respect to any Benefit Plan that would result, directly or indirectly, in the imposition of any excise Tax under Section 4975 of the Code nor has any reportable event under Section 4043 of ERISA occurred with respect to any Benefit Plan.

(j)  All taxes, penalties, interest charges and other financial obligations to federal, state and local governments and to participant or beneficiaries under any Benefit Plans (i) have been or shall be met in full by the Closing Date to the extent due on or before the Closing Date, and (ii) shall be accrued in full on the Closing Date Balance Sheet, as finally determined, to the extent due after the Closing Date.

(k)  To the knowledge of the Shareholders and the Companies, with respect to each Benefit Plan, no change has occurred with respect to the matters covered by the last Form 5500 series since its filing date.

(l)  No Company nor any ERISA Affiliate maintains, contributes to or has ever contributed to or is or has been obligated to contribute to any Benefit Plan that is an “employee welfare benefit plan” (as defined in ERISA Section 3(1)) that provides benefits to or on behalf of any person following retirement or other termination of employment (except to the extent required by Code Section 4980B).

(m)  Except as disclosed on Schedule 3.18(m), each Benefit Plan that is a “group health plan” (as defined in Code Section 5000(b)(1)) has complied and will comply at all times in all material respects with the requirements of applicable Law, including COBRA obligations under ERISA §601 through 607, Code §162(k) (through December 31, 1988) and Code §4980B (commencing on January 1, 1989), and the Health Insurance Portability and Accountability Act of 1996 (including the portability, non-discrimination and administrative simplification requirements of HIPAA).

(n)  Schedule 3.18(n) contains a true and correct list of the name and address of each individual (including a covered employee, covered spouse or covered dependent-child) who is currently receiving or entitled to elect to receive COBRA continuation coverage under any and all of the Companies’ group health plans, except for group health plans maintained by EMM solely for the benefit of its management or administrative employees, and a copy of any COBRA notice and election forms related to these individuals. For each person identified on Schedule 3.18(n), the Companies shall provide the Purchaser and the New Operator with the following information: (i) indication as to whether the individual is currently receiving COBRA coverage or instead has the right to elect (but has not yet elected) COBRA coverage (in which case, identify the last day of the 60-day election period); (ii) the legal name and a description of the type (e.g. medical, dental, vision, etc) of group health plan involved; (iii) the identity of the Company that employed the covered employee; (iv) a description of the qualifying event (and any second qualifying event) (as defined under Treas. Reg. 54.4980B-4 and 54.4980B-7); (v) the date on which such qualifying event (and any second qualifying event) occurred; and (v) the last day of the maximum 18, 29 or 36-month COBRA period; provided, however, that the Shareholders and the Companies shall provide all information set forth in this subsection in a manner which complies with HIPAA.

(o)  Schedule 3.18(o) contains a true and correct list of the name and address of each covered employee of any Company (other than EMM) who is receiving group health plan coverage under any of the Companies’ group health plans. Schedule 3.18(o) shall include the following information for each such covered employee: (i) the name, age and relationship of any dependents covered under the applicable group health plan, (ii) the legal name and description of the type of group health plan involved, and (iii) the identity of the Company that employs the covered employee; provided, however, that the Shareholders and the Companies shall provide all information set forth in this subsection in a manner which complies with HIPAA.

3.19.  Insurance. Schedule 3.19 lists and briefly describes each insurance policy maintained by each Company with respect to its Facilities. The Shareholders have delivered to the Purchaser complete and correct copies of all such policies together with all riders and amendments thereto. All of such insurance policies are in full force and effect, and no Company is or has ever been in default with respect to its obligations under any of such insurance policies. During the three years immediately preceding the date of this Agreement, no Company has ever been refused any insurance coverage for which it has applied or had any insurance policy canceled. Each Company is insured in commercially reasonable amounts with respect to each of the matters disclosed on Schedule 3.19, except for any applicable deductions.

3.20.  Affiliate Transactions. Except as disclosed on Schedule 3.20:

(a)  no equityholder, employee, manager, officer or director of any Company nor Affiliate of any equityholder, employee, manager, officer or director of any Company, and no member of the immediate family of any employee, manager, officer or director of any Company is indebted to any Company;

(b)  no Company is indebted, and is committed to make loans or extend or guarantee credit, to any employee, manager, officer or director of any Company or any Affiliate of any employee, manager, officer or director of any Company, or any member of the immediate family of any employee, manager, officer or director of any Company; and

(c)  no Affiliate of any Company, manager, officer or director and no member of the immediate family of any Affiliate of any Company, manager, officer or director is interested, directly or indirectly, in any material Contract with any Company except for employment agreements entered into in the Ordinary Course of Business and approved by the Board of Directors (or comparable governing body) of such Company. No employee and no member of the immediate family of any employee is interested, directly or indirectly, in any material Contract with any Company.

3.21.  Compliance with Laws; Licenses; Certain Operations. Except as disclosed on Schedule 3.21, each Company has complied with and is in compliance in all material respects with all applicable Laws which affect the Business or the Assets of such Company or to which such Company may otherwise be subject, and no claims have been filed or asserted against such Company within the three years immediately preceding the date of this Agreement alleging any violation of any such Law; provided, however, that the terms of this section shall not limit or modify in any way the representations and warranties contained in Section 3.12.

3.22.  Environmental Matters.

(a)  As used in this Section 3.22, the following terms shall have the following meanings:

(i)  “Hazardous Materials” mean any dangerous, toxic, hazardous or radioactive pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local Law or other requirement relating to such substance or otherwise relating to the environment or human health or safety including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject any Company to any imposition of costs or liability under any Environmental Law.

(ii)  “Environmental Laws” mean all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, Licenses and judgments relating to pollution, contamination or protection of the environment (including all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, Licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

(iii)  “Release” shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(b)  Except as would not have a Material Adverse Effect, each Company’s operation of the Business at or from all real estate owned, leased or operated by such Company at any time complied and complies and its operation of its Assets comply with all applicable Environmental Laws. All real estate owned, leased or operated by each Company, whether occupied by such Company or third parties or vacant, complies with all applicable Environmental Laws, except for any such noncompliance that would not require the Purchaser or any Company to incur any material cost or expense to remedy.

(c)  Each Company has obtained and maintained in full force and effect all environmental Licenses, certificates of compliance, approvals and other authorizations necessary to own or operate their respective Assets (collectively, the “Environmental Permits”) all of which are disclosed on Schedule 3.22. Each Company has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws with respect to the operation of the Business and the operation of their respective Assets, the Real Property and any other property owned, operated, or leased by any Company at any time.

(d)  No Hazardous Materials have been generated, stored, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, or released by any Company on, under or about any part of any real property now or ever owned, leased or operated by any Company in violation of any Environmental Law where such violation would have a Material Adverse Effect on such Company. No real property now or ever owned, leased or operated by any Company or any of their respective other Assets contain any asbestos, urea, formaldehyde, radon, polychlorinated biphenyls (“PCBs”) or pesticides at levels or amounts, or in a condition, that violate any Environmental Law or that otherwise would give any third party a cause of action against such Company.

(e)  No Company nor any Shareholder has received any notice alleging in any manner that any Company is, or might be potentially, responsible for any Release of Hazardous Materials, or any costs arising under or in violation of Environmental Laws with respect to its Assets, the Real Property, the operation of the Business or otherwise.

(f)  None of the real estate now or ever owned, leased or operated by any Company is or has been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, Law, inventory or record of hazardous or solid waste sites maintained by any Governmental Agency.

(g)  To the knowledge of the Shareholders and the Companies, no condition exists at any property which any Company owns, operates or leases, or any property which any Company formerly owned, operated, or leased or where any wastes generated at any time by any Company may have been stored, treated, or disposed, which constitutes or which, with the passage of time, may constitute a violation of or give rise to Liability under any Environmental Law. No Company has received any notice alleging that any such condition exists.

(h)  The Shareholders have disclosed and delivered to the Purchaser all environmental reports and investigations which any Company has obtained or ordered with respect to its Assets (including the Real Property) or the Business.

(i)  No Lien has been attached or filed against any Company with respect to their respective Assets (including the Real Property) in favor of any Governmental Agency or private entity for (i) any Liability or imposition of costs under or in violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

3.23.  Bank Accounts. Schedule 3.23 hereto contains a complete and correct list setting forth the names of each bank or other financial institution in which each Company has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every Person authorized to draw thereon or having access thereto.

3.24.  FET Lien. The Revocable Trust, the Remainder Trust, the Family Trust and the Garfield Estate, in the aggregate, have on the date of this Agreement, and will have on the Closing Date, sufficient assets available to them (including the proceeds of the sale of the Company Shares held by each) to pay any and all Tax liability, claims and other liabilities of the Garfield Estate and will have sufficient assets when such Taxes become due and payable to pay any and all such liabilities without any of the Company Shares being subject to any claim or judgment by any Governmental Agency after such Company Shares have been transferred to the Purchaser pursuant to this terms of this Agreement.

3.25.  Rent Roll; Bed Tax and Fees.

(a)  Schedule 3.25(a) contains a complete and correct “rent roll” for each Company, including a list of current residents, the term of resident agreement for each such resident and current occupancy rates (the “Rent Rolls”). The Rent Rolls shall be updated as of the Closing Date.

(b)  With respect to each Facility, except as disclosed on Schedule 3.25(b), no Company or Shareholder has any Liability for any bed taxes or provider franchise fees. All such Liabilities will be paid in full prior to the Closing to the extent due on or before the Closing Date and, to the extent due after the Closing Date, all such liabilities will be accrued on the Closing Date Balance Sheet, as finally determined, to the extent they relate to any time before the Closing Date.

3.26.  Resident Trust Funds. Each Company and Facility has complied in all material respects with all Laws relating to resident deposits in the possession of such Company made by or on behalf of residents of each Facility or other privately funded accounts for residents’ personal use (the “Trust Accounts”).

3.27.  Absence of Certain Developments. Except as set forth on Schedule 3.27 or as otherwise contemplated by this Agreement, since the date of the Company Latest Balance Sheet, no Company has:

(a)  incurred any Indebtedness or agreed to incur any Indebtedness or incurred or become subject to any other material Liabilities, except current Liabilities incurred in the Ordinary Course of Business, and Liabilities under Contracts entered into in the Ordinary Course of Business;

(b)  discharged or satisfied, or agreed to discharge or satisfy, any material Lien or paid any material Liability, other than current Liabilities paid in the Ordinary Course of Business;

(c)  subjected to any Lien any portion of its Assets, except for Permitted Liens;

(d)  sold, assigned or transferred any of its Assets, or agreed to do so, except in the Ordinary Course of Business, or canceled without fair consideration any material debts or claims owing to or held by it;

(e)  sold, assigned, licensed, transferred, abandoned or permitted to lapse any material Intellectual Property or disclosed any material proprietary confidential information to any Person;

(f)  made or granted, or agreed to make or grant, any bonus or any wage or salary increase to any employee or group of employees or made or granted any increase in any Benefit Plan or arrangement, or amended or terminated, or agreed to terminate or amend, any existing Benefit Plan or arrangement or adopted any new Benefit Plan or arrangement;

(g)  sold, leased, transferred or otherwise disposed of capital assets, real, personal, or mixed, which have an aggregate book value in excess of $10,000, mortgaged or encumbered any properties or assets, whether real or personal, which have an aggregate book value in excess of $10,000, or made or agreed to make any capital expenditures or capital commitments that aggregate in excess of $10,000, other than equipment replacements made in the ordinary course of business.

(h)  made, or agreed to make, any loans or advances to, or guarantees for the benefit of, any Persons;

(i)  suffered any extraordinary losses or waived any rights of material value with respect to its Assets or its Liabilities, whether or not in the Ordinary Course of Business or consistent with past practice;

(j)  entered into, or agreed to enter into, any other transaction other than any transactions in the Ordinary Course of Business that do not involve the payment by any Company of more than $10,000;

(k)  suffered any damage, destruction or casualty loss to its Assets, whether or not covered by insurance, other than normal wear and tear;

(l)  made any material purchase commitment of services or goods which were in excess of the then current market price therefore or made any purchase commitment of services or goods upon terms and conditions materially more onerous than those usual and customary in the industry;

(m)  made, or agreed to make, any declaration or payment to its shareholders of any dividend or other distribution in respect of its stock;

(n)  issued or sold or caused to be issued or sold, any shares of its capital stock, or any securities or equity interests convertible into or exchangeable for any such shares of its capital stock, or repurchased, redeemed or otherwise acquired any outstanding shares of its capital stock or other equity interests of any Company, or agreed to take any such action;

(o)  made any change in any method of accounting or accounting policies (for book or Tax purposes), other than those required by GAAP which have been disclosed in writing to the Purchaser;

(p)  made or changed any election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to any Company, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to such Company, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of any Company for any period ending after the Closing Date or decreasing any Tax attribute of any Company;

(q)  delayed or postponed the payment of accounts payable or other Liabilities outside of the Ordinary Course of Business; or

(r)  changed or authorized any change in its Charter Documents.

3.28.  Absence of Undisclosed Liabilities. Except as disclosed on Schedule 3.28, none of the Companies has any material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Company Statements and current liabilities incurred in the Ordinary Course of Business since the dates of the Company Statements and any accrued income tax liabilities reflected on the Company Statements.

3.29.  Proceedings and Orders. There are no actions or proceedings pending or, to the knowledge of the Companies, threatened, against the Companies that challenge the Companies’ ability to consummate any of the transactions contemplated by this Agreement, and the Companies are not in default of any Order.

3.30.  Record Retention Policies. The Companies do not have written retention policies regarding residents’ or employees’ health records, personnel files or other documentation relating to the Business. The practices of each Company regarding retention of such records comply with applicable Laws in all material respects.

3.31.  Disclosure. No representation or warranty by any Shareholder contained in this Agreement nor any of the schedules, attachments or exhibits hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                              Article IV
                                Representations and Warranties of the Shareholders

As an inducement to the Purchaser, the Purchaser Parent, the New Operator and the New Operator Parent to enter into this Agreement, each Shareholder, jointly and severally, represents and warrants to the Purchaser, the Purchaser Parent, the New Operator and the New Operator Parent as follows.

4.01.  Authorization. Each Shareholder has the requisite power and authority to execute, deliver and carry out this Agreement and the Ancillary Documents to which such Shareholder is a party. This Agreement and the Ancillary Documents to which such Shareholder is a party have been duly executed and delivered by such Shareholder and this Agreement and the Ancillary Documents to which such Shareholder is a party constitute valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

4.02.  No Violation. The execution, delivery and performance of this Agreement and the Ancillary Documents to which such Shareholder is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not, in any material respect (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, (c) result in the creation of any Lien upon any of the Assets of any Company or such Shareholder under, or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Agency under the provisions of any Company’s or any Shareholder’s Charter Documents or any Contract to which such Shareholder or any Company is bound or affected or any Law to which such Shareholder or any Company is subject or by which any of the Assets of any Company or such Shareholder is bound, except for agreements relating to Indebtedness that will be paid off on the Closing Date and provider agreements that are affected by the change of ownership of the Companies and the Business.

4.03.  Company Shares. Each Shareholder is the sole record and beneficial owner of the Company Shares set forth opposite such Shareholder’s name on Schedule 3.05 and has, except as disclosed on Schedule 4.03, good and marketable title to such Company Shares, free and clear of any Liens, other than transfer restrictions under federal and state securities Laws. Except as disclosed on Schedule 4.03, upon consummation of the transactions provided for in this Agreement in accordance with the terms hereof, such Shareholder will deliver to the Purchaser good and marketable title to the Company Shares owned by him, free and clear of any Liens, other than transfer restrictions under federal and state securities Laws. The Company Shares are not subject to any contract restricting or otherwise relating to the voting or dividend rights or disposition of such shares. Other than the Company Shares, no Shareholder has any other equity interests or rights to acquire equity interests in any of the Companies.

4.04.  Governmental Consents, etc. Except as disclosed on Schedule 4.04, no permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Agency is required of such Shareholder in connection with the execution, delivery or performance of this Agreement or any Ancillary Documents to which such Shareholder is a party, or the consummation by such Shareholder of any of the transactions contemplated hereby and thereby.

4.05.  Proceedings and Orders. There are no actions or proceedings pending or, to the knowledge of the Shareholders, threatened, against the Shareholders or the Companies that challenge the Shareholders’ or the Companies’ ability to consummate any of the transactions contemplated by this Agreement, and neither the Shareholders nor the Companies are in default of any Order.

4.06.  Sufficient Funds. On the Closing Date and thereafter, the Shareholders will have sufficient assets, in immediately available funds, to pay any amounts that they are obligated to pay hereunder.

Article V
Representations and Warranties of the Purchaser and the Purchaser Parent

As an inducement to the Shareholders, the New Operator and the New Operator Parent to enter into this Agreement, the Purchaser and the Purchaser Parent, jointly and severally, represent and warrant to the Shareholders, the New Operator and the New Operator Parent as follows.

5.01.  Company Organization and Power. The Purchaser and the Purchaser Parent are, respectively, a limited liability company and corporation, and each are duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Purchaser and the Purchaser Parent has all Licenses and authorizations necessary to own its properties and to carry on its businesses as now being conducted and is duly qualified to do business as a foreign company or corporation, as applicable, and is in good standing under the Laws of each state or country, if any, in which failure to obtain such Licenses or authorizations or to qualify would have a Material Adverse Effect on the Purchaser or the Purchaser Parent. Each of the Purchaser and the Purchaser Parent has provided the Shareholders with true and correct copies of its Charter Documents.

5.02.  Authorization. The execution, delivery and performance by the Purchaser and the Purchaser Parent of this Agreement and the Ancillary Documents to which the Purchaser or the Purchaser Parent is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite company or corporate action, as applicable, and no other company or corporate proceedings on the part of the Purchaser or the Purchaser Parent, as applicable, are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Documents to which it is a party. This Agreement and the Ancillary Documents to which the Purchaser or the Purchaser Parent is a party constitute the valid and binding obligations of the Purchaser and the Purchaser Parent enforceable against the Purchaser and the Purchaser Parent in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

5.03.  No Violation. The execution, delivery and performance of this Agreement and the Ancillary Documents to which the Purchaser or the Purchaser Parent is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not, in any material respect (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, or (c) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Agency under the provisions of the Purchaser’s or the Purchaser Parent’s Charter Documents or any Contract to which the Purchaser or the Purchaser Parent is bound or affected or any Law to which the Purchaser or the Purchaser Parent is subject or by which any of the Assets of the Purchaser or the Purchaser Parent is bound.

5.04.  Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Agency is required of the Purchaser or the Purchaser Parent in connection with the execution, delivery or performance of this Agreement or any Ancillary Documents to which the Purchaser or the Purchaser Parent is a party, or the consummation by the Purchaser or the Purchaser Parent of any of the transactions contemplated hereby and thereby, except as disclosed on the Schedule 5.04.

5.05.  Purchase for Investment. The Purchaser is purchasing the Company Shares for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities Laws of the United States of America or any state thereof. The Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

5.06.  Proceedings and Orders. There are no actions or proceedings pending or, to the knowledge of the Purchaser or the Purchaser Parent, threatened, against the Purchaser or the Purchaser Parent that challenge its ability to consummate any of the transactions contemplated by this Agreement, and the Purchaser and the Purchaser Parent are not in default of any Order.

5.07.  Sufficient Funds. On the Closing Date and thereafter, the Purchaser will have sufficient assets, in immediately available funds, to pay the Purchase Price and any additional amounts that it is obligated to pay hereunder.

Article VI
Representations and Warranties of the New Operator and the New Operator Parent

As an inducement to the Shareholders, the Companies, the Purchaser, and the Purchaser Parent to enter into this Agreement, the New Operator and the New Operator Parent, jointly and severally, hereby represent and warrant to the Shareholders, the Companies, the Purchaser, and the Purchaser Parent as follows.

6.01.  Corporate Organization and Power. The New Operator and the New Operator Parent are, respectively, a limited liability company and a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Each of the New Operator and the New Operator Parent has all Licenses and authorizations necessary to own its properties and to carry on its businesses as now being conducted and is duly qualified to do business as a foreign company or corporation, as applicable, and is in good standing under the Laws of each state or country, if any, in which failure to obtain such Licenses or authorizations or to qualify would have a Material Adverse Effect on the New Operator or New Operator Parent. Each of the New Operator and the New Operator Parent has provided the Shareholders with true and correct copies of its Charter Documents.

6.02.  Authorization. The execution, delivery and performance by the New Operator and the New Operator of this Agreement and the Ancillary Documents to which the New Operator or the New Operator Parent is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite company action, and no other company proceedings on the part of the New Operator and the New Operator Parent, as applicable, are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Documents to which it is a party. This Agreement and the Ancillary Documents to which the New Operator or the New Operator Parent is a party constitute the valid and binding obligations of the New Operator and the New Operator Parent enforceable against the New Operator and the New Operator Parent in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

6.03.  No Violation. The execution, delivery and performance of this Agreement and the Ancillary Documents to which the New Operator or the New Operator Parent is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not, in any material respect (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, or (c) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Agency under the provisions of the New Operator’s or the New Operator Parent’s Charter Documents or any Contract to which the New Operator or the New Operator Parent is bound or affected or any Law to which the New Operator or the New Operator Parent is subject or by which any of the Assets of the New Operator or the New Operator Parent is bound.

6.04.  Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Agency is required of the New Operator or the New Operator Parent in connection with the execution, delivery or performance of this Agreement or any Ancillary Documents to which the New Operator or the New Operator Parent is a party, or the consummation by the New Operator or the New Operator Parent of any of the transactions contemplated hereby and thereby, except as disclosed on the Schedule 6.04.

6.05.  Proceedings and Orders. There are no actions or proceedings pending or, to the knowledge of the New Operator or the New Operator Parent, threatened, against the New Operator or the New Operator Parent that challenge its ability to consummate any of the transactions contemplated by this Agreement, and the New Operator and the New Operator Parent are not in default of any Order.

6.06.  Sufficient Funds. On the Closing Date and thereafter, the New Operator and the New Operator Parent will have sufficient assets, in immediately available funds, to pay any amounts that either is obligated to pay hereunder.

Article VII
Certain Covenants

7.01.  Access and Investigation; Record Retention and Transfer.

(a)  Between the date of this Agreement and the Closing Date, the Shareholders and the Companies will, and will cause their representatives, to (i) afford the Purchaser and the New Operator and their respective representatives (collectively, the “Advisors”), each of whom has been advised of or agreed to the terms of the Confidentiality Agreement dated May 4, 2005, by and among the Purchaser Parent, the New Operator Parent and EMM, full and free access to the Real Property (including subsurface testing), the Facilities and each Company’s personnel, contracts, books and records and other documents and data, (ii) furnish the Purchaser, the New Operator and their respective Advisors copies of all such contracts, books and records, and other existing documents and data as the Purchaser or the New Operator may reasonably request, and (iii) furnish the Purchaser, the New Operator and their respective Advisors with such additional financial, operating and other data and information as the Purchaser, the New Operator or their respective Advisors may reasonably request.

(b)  After the Closing Date, but subject to Section 7.03, if there is a legitimate purpose (including the preparation of Tax Returns and preparation of the Closing Date Balance Sheet) or if there is an audit by the IRS, other Governmental Authority inquiry, or litigation or prospective litigation to which any Party is, or may become, a party, making necessary a Party’s access to the records of any other Party related to the Companies or the Business or making necessary a Party’s access to records of any other Party, then each Party shall allow representatives of the other Party access to such records at such Party’s place of business for the sole purpose of obtaining information for use described in this Agreement.

(c)  The Parties shall preserve all records relating to the Companies and the Business until the later of (i) the third anniversary of the Closing Date, or (ii) the expiration of the applicable retention period for each such class of records under applicable Law or, if there is no such required retention period, the expiration of the internal document retention policy period of the Party holding such records (the “Document Retention Period”). After the end of the Document Retention Period, the Party holding such records may dispose of such records in its sole discretion after providing the other Parties with sixty days advance written notice of its intention to do so. The Party holding such records shall make such records available to any other Party which, before the end of the Document Retention Period, notifies the holding Party that it desires to take possession of such records. If more than one Party timely provides such notice, then the Party holding the records shall make such records available to all Parties who provide such notice and such Parties shall be evenly share the cost of copying such records, if necessary. The Party holding the records shall make records available at a location designated by the holding Party and shall not be responsible for any transportation, copying, storage or other costs or expenses of any kind relating to such records. Notwithstanding anything to the contrary in this section, the Party holding the records shall have the right in its sole discretion to dispose of all such records on the 30th day after the end of the Document Retention Period if the records are not removed from the designated location by another Party.

(d)  The Shareholders shall be responsible at their sole cost and expense for responding to requests from any third party for records relating to any time period before the Closing Date. The Shareholders shall store any records which are retained by the Shareholders in an commercially reasonable manner at the warehouse maintained by Suburban as of the date of this Agreement in segregated space to be designated in such warehouse or such other location as the Purchaser, the New Operator, and the Shareholders’ Representative may agree. The New Operator shall cause such segregated space to be secured such that only the Shareholders’ Representative shall have access to it. The Shareholders shall not move any records from such location without the prior written consent of the Purchaser and the New Operator, which consent shall not be unreasonably withheld or delayed.

7.02.  Employment Matters; Benefit Plans. For purpose of this Section 7.02 and any indemnification obligations of the Shareholders related to this Section 7.02, EMM is deemed to be a “Company.”

(a)  Effective at 11:59:59 pm Cleveland, Ohio time on the day before the Closing Date (the “Employee Termination Time”), the Shareholders shall cause the Companies to terminate the employment of all of the Employees, with the Shareholders and the Companies remaining responsible for the payment of all obligations to the Employees accrued through the Employee Termination Time, other than any WARN Act Liabilities arising out of the consummation of the transactions contemplated by this Agreement and the COBRA obligations to the M&A Qualified Beneficiaries as set forth in Section 7.02(f).

(b)  The New Operator shall make employment offers to not less than 67% of the Employees as of the Effective Time, and to all of the Employees covered by the Collective Bargaining Agreement. All Employees who accept employment with the New Operator are referred to in this Agreement as the “Hired Employees”. Other than as set forth in this Agreement, the New Operator may establish the wages, rates, and terms and conditions of employment for the Hired Employees. The Shareholders and the Companies shall not advise or represent to the Employees what wage rates and terms and conditions of employment that the New Operator will be offering them; provided, however, that the New Operator may advise the Employees that if the New Operator hires them, the New Operator will honor any paid vacation time off and sick day benefits which are earned but unused as of the Closing Date. The Companies shall pay, on or before the 10th Business Day after the Closing Date, to the New Operator an amount equal to the aggregate accrued, unused paid vacation time for Hired Employees and the portion of paid vacation time that the Hired Employees have by the Closing Date accumulated toward their next annual allotment of paid vacation time (such aggregate amount, the “Paid Time Off Liability”). The Paid Time Off Liability shall be reflected on the Closing Date Balance Sheet as finally determined to the extent not paid directly by the Companies to the New Operator on or before the Closing Date. If, for any reason during the period beginning on the Closing Date and ending on the 18 month “anniversary” of the Closing Date, the New Operator does not actually incur any portion of the Paid Time Off Liability, then the New Operator shall refund the full amount of such portion to the applicable Company on or before the 15th Business Day after the date of such 18 month “anniversary.” The applicable Company shall then refund the full amount of such portion to the Shareholders on or before the 15th Business Day after receipt of such funds from the New Operator. The Companies shall cooperate with the New Operator’s reasonable requests to obtain copies of the Employees’ personnel files and to meet with the Employees; provided, however, that under no circumstances shall any Company have any obligation to provide the New Operator with medical records of, or any other information the distribution of which is restricted by Law relating to, any Employee without the prior written consent of the applicable Employee. On the Closing Date, the Shareholders shall deliver to the Purchaser and the New Operator a schedule showing the earned but unused paid vacation time off and sick day benefit for each Employee as of the Closing Date, and the amount of paid vacation time off benefit each such employee would earn if the Employee were to be employed by the applicable Company as of the Employee’s next hiring date anniversary. Such schedule shall be attached to this Agreement as Schedule 7.02(b). On or before the Closing Date, the Companies, the New Operator and the Purchaser shall execute and deliver an agreement, on terms acceptable to each in their reasonable discretion, which shall address how the amount of Liabilities relating to sick time which have been earned but not used before the Closing Date by Hired Employees shall be calculated (the “Sick Time Agreement”). The Sick Time Agreement shall provide, among other things, that the Liability for sick time, as finally determined, shall be included with Paid Time Off Liabilities on and after the Closing Date for purposes of this subsection (b).

(c)  Upon the termination of the Employees, each Company shall make provision for paying all accrued compensation due to its respective Employees, including the Hired Employees through but not including the Closing Date. Other than as set forth in this Agreement and as shall be accrued on the Closing Date Balance Sheet, as finally determined, neither the Purchaser nor the New Operator nor, after the Closing Date, any Company shall be responsible for any compensation or benefits owed to any Employees for periods prior to the Closing Date.

(d)  At the Closing, the Shareholders and Companies shall pay the New Operator $165,000 in respect of the amount of the excess insurance premium charged to the New Operator for covering the “M&A Qualified Beneficiaries” (as that term is defined in Treas. Reg. 54.4980B-9; Q-A: 4 and 5).

(e)  Effective on the Closing Date, the New Operator shall recognize the union that is party to the Collective Bargaining Agreement and shall assume the obligations of Company that is party to the Collective Bargaining Agreement, including the hiring of all Employees covered under the Collective Bargaining Agreement. The union that is party to the Collective Bargaining Agreement shall not have any rights as a third party beneficiary of the obligations of the New Operator pursuant to this subsection.

(f)  Effective on the Closing Date, the New Operator (and not the Purchaser, the Companies, the Shareholders or the “selling group” (as that term is defined in Treas. Reg. 54.4980B-9, Q-A:2)) shall assume and be fully responsible and liable to provide COBRA coverage to all M&A Qualified Beneficiaries under a group health plan maintained or established by the New Operator. In this regard, the New Operator, after the Closing Date, shall comply with all COBRA requirements under Law with respect to these M&A Qualified Beneficiaries (including Code Section 4980B, ERISA Section 601 through 607, Treas. Reg. 4980B and Labor Reg. 2590.606). The New Operator’s assumption of COBRA liability on and after the Closing Date under this subsection shall not relieve the Shareholders from their representations and warranties that the Companies and any ERISA Affiliates have, prior to Closing and prior to the termination of employment of the Employees as contemplated by Section 7.02(a), fully complied in all material respects with the COBRA provisions under applicable Law, and shall only cover or include those individuals who are or were directly employed by one of the Companies (other than EMM or any other ERISA Affiliate).

(g)  The Companies shall establish on the Closing Date Balance Sheet such reserves as, in combination with any funds being held as of the Closing Date under the Emery Medical Management Company VEBA (the “VEBA”), shall be sufficient to pay any and all claims under any Benefit Plan (other than COBRA obligations arising out of the termination of the employment of the Employees as contemplated by Section 7.02(a)), arising out of or attributable to periods prior to the Closing and for the costs of administering such claims (“Benefit Plan Claims”). The amount of such reserves shall be determined by the Companies’ regular actuarial firm as set forth in the preceding sentence. The Shareholders shall at all times only permit distributions from the VEBA in a manner that will not jeopardize the tax-exempt status of the VEBA under the Code, and shall otherwise cause the VEBA to be maintained and administered in accordance with all applicable Laws until the earlier of the date (whether prior to or after the Closing) on which no funds remain in the VEBA, or the date on which all Benefit Plan Claims have been paid (to the extent payable from the VEBA), at which time the Shareholders will cause the VEBA to be terminated. In the event the VEBA continues in existence after the Closing, no Company shall make, and shall not be required to make, any contributions to the VEBA in excess of the amount accrued on the Closing Date Balance Sheet, as finally determined. If the aggregate amount of Benefit Plan Claims exceeds the amount of funds in the VEBA and the reserves contemplated by this subsection (g), then the Shareholders shall be responsible for the amount of such excess, subject to the limitations on the maximum amount of indemnification obligations as set forth in Section 11.03(b).

(h)  Between the date of this Agreement and the Closing Date, the Shareholders shall, except as otherwise required pursuant to the terms of this Agreement, cause the Companies and any ERISA Affiliate to maintain the Benefit Plans in accordance with all applicable Laws.

(i)  Prior to the Closing (or at least one day before Closing in the case of plan that is a pension plan (as defined in ERISA Section 3(2)), the Shareholders shall cause each Company (other than EMM) to cease its sponsorship of, participation in, obligation to contribute to and, in any other manner, acceptance of or continued responsibility for the administration or funding of any and all Benefit Plans. To the extent necessary, if one or more of the Companies is the sole sponsor of any such Benefit Plans, the Shareholders shall cause such Benefit Plan to be terminated by the Companies (other than EMM) effective not later than the Closing Date (or, if the plan is a pension plan, one day before the Closing Date). If one or more of the Companies is a sponsor but is not the sole sponsor of any such Benefit Plans, then the Shareholders shall cause the Companies to take such action as may be necessary to completely sever the Companies’ (other than EMM) sponsorship or participation of such Benefit Plan, effective not later than the Closing Date (or, if the plan is a pension plan, one day before the Closing Date). If the plan is a plan subject to ERISA Section 204(h), the Shareholders shall cause the Companies to take all further actions that may be required for the Companies (other than EMM) to cease permanently the accrual of any further benefits under the Benefit Plan including the timely issuance of any notices in advance of such cessation. In addition, the Shareholders shall cause to be taken all further actions as may be necessary to implement the Benefit Plan terminations and/or the discontinuance of sponsorship by the Companies of any Benefit Plan as required under this subsection in a manner that complies with all applicable Laws, including the preparation, submission and dissemination of annual reports (including Forms 5500), the providing of notices to participants, trustees and administrators, and the processing of benefit payments due there under.

(j)  Anything to the contrary notwithstanding, this Agreement shall not be deemed to create or grant to any of the Employees any third party beneficiary rights or claims or any cause of action of any kind or nature.

7.03.  Cost Reports.

(a)  The Shareholders shall prepare, or cause to be prepared, and file, or cause to be filed timely, all third party payor cost reports for the Facilities for periods prior to the Closing Date, and shall deliver copies of such reports to the Purchaser and the New Operator in form and content suitable in all material respects for filing with the appropriate governmental agency, not later than 10 Business Days prior to the deadline for any such report to be filed. The Shareholders shall be responsible for including in such cost reports all refunds or reimbursements payable to any Person or Governmental Agency with respect to payments made to the Companies before the Closing Date.

(b)  After the Closing Date, the Purchaser shall grant the Shareholders sufficient authority to execute all such cost reports on behalf of the Companies; provided, however, that in no event shall the Shareholders cause any such cost reports to be filed until after the 10th Business Day after the Shareholders submit such cost report to the Purchaser for its review. The Purchaser, the New Operator and, after the Closing Date, the Companies shall cooperate with the Shareholders’ reasonable requests for assistance in connection with the Shareholders’ obligation to timely file or cause to be filed all such cost reports with the appropriate Governmental Agencies, including each Company’s final cost report for each Facility.

(c)  Subject to Section 11.03(e), the Shareholders shall pay, or cause to be paid, from its own funds and not from the Escrow Account all overpayments, recoupments, adjustments and/or recaptures which are or which become due pursuant to any such cost report for any period prior to the Closing Date concurrently with the filing of such final cost report to the extent the amount of any such overpayments, recoupments, adjustments and/or recaptures are not accrued on the Closing Date Balance Sheet, as finally determined. The Shareholders shall promptly and fully respond to any and all inquires or audits relating to such cost reports and the Purchaser and the New Operator shall permit the Shareholders access to the books and records of the Facilities for such purpose in accordance with the provisions of this Agreement.

(d)  In the event that, after the Closing Date (i) any Governmental Agency or any other third party payor, with respect to any time prior to the Closing Date, withholds amounts from reimbursement checks of the New Operator arising from any purported (A) overpayment, recoupment, adjustment and/or recapture with respect to a Company attributable to amounts paid to the Companies prior to the Closing Date, (B) failure of a Company to pay assessment taxes, license fees/taxes or any other amounts due prior to the Closing Date, or (C) otherwise “clawsback” from the New Operator any insurance proceeds, rebates or other monies attributable to amounts paid to the Companies prior to the Closing Date, (ii) any civil monetary penalties are assessed against any of the Facilities with respect to any time prior to the Closing Date, or (iii) the New Operator incurs any Liability for any Taxes arising out of the ownership of the Assets or the operation of the Business before the Closing Date which are not accrued on the Closing Date Balance Sheet, as finally determined, then the Shareholders shall pay such amount to the New Operator on or before the tenth day after the New Operator’s demand; provided, however, that the New Operator shall be required to satisfy its rights under this section from the Escrow Account, to the extent funds remain in the Escrow Account, before proceeding against any Shareholder.

7.04.  Survey Reports. Complete copies of any and all survey reports, and waivers of deficiencies, plans of correction and any other governmental investigation reports issued with respect to the Facilities during the three years immediately preceding the Closing Date have been provided to the Purchaser and the New Operator. The Shareholders and the Companies shall provide the Purchaser and the New Operator with any survey reports, waivers of deficiencies, plans of correction and any other governmental investigation reports issued with respect to the Facilities from and after the date of this Agreement through the Closing Date on or before the fifth Business Day after the receipt thereof by the Shareholders and the Companies.

7.05.  Resident Trust Accounts. The Shareholders and the Companies shall maintain the Trust Accounts in compliance with residents’ rights and all applicable Laws. At the Closing, the Shareholders and the Companies shall deliver to the Purchaser and the New Operator a certified schedule of the Trust Account for each Facility.

7.06.  Affirmative Covenants. Prior to the Closing, the Shareholders will, except as otherwise required by the provisions of this Agreement, cause each Company to:

(a)  conduct the Business only in the Ordinary Course of Business;

(b)  keep in full force and effect its corporate existence and all rights, franchises and Intellectual Property relating to or pertaining to the Business;

(c)  use its commercially reasonable efforts to retain its employees and agents and preserve its present business relationships, and continue to compensate its employees and agents in accordance with past custom and practice;

(d)  maintain its Assets in reasonable and customary repair, order and condition and maintain insurance comparable to that in effect on the date of this Agreement; replace in accordance with past practice its inoperable, worn out and obsolete Assets with Assets of comparable quality; in the event of any casualty, loss or damage to any of its Assets prior to Closing, either repair or replace such Assets with Assets of comparable quality or, if Purchaser agrees in writing, transfer to Purchaser at Closing the proceeds of any insurance recovery with respect thereto;

(e)  maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Company Statements, file with the appropriate Tax authorities any and all Tax Returns required to be filed by it for the periods covered thereby and pay all Taxes required to be paid by it;

(f)  terminate or cause to be terminated the management agreements and leases except as disclosed on Schedule 7.06(f);

(g)  maintain and keep in full force and effect the insurance policies disclosed on Schedule 3.19. The Shareholders shall obtain a “tail” insurance endorsement for the benefit of the Companies with respect to those insurance policies disclosed on Schedule 7.06(g) for acts or events occurring prior to the Closing Date, which endorsement shall extend until the third anniversary of the Closing Date the coverage of such policies as in effect on the date of this Agreement (the “Tail Coverage”);

(h)  terminate or cause to be terminated all Contracts disclosed on Schedule 7.06(h); any Damages incurred by the New Operator or the Purchaser in connection with the termination of the Contracts listed on Schedule 7.06(h) shall be promptly paid by the Companies to the New Operator or Purchaser, as applicable, on or before the Closing Date; provided, however, that, to the extent such Damages are not paid by the Companies to the New Operator or Purchaser on or before the Closing Date, the Damages shall be reflected on the Closing Date Balance Sheet, as finally determined, as a liability of the Companies incurred in full prior to the Closing Date; and

(i)  use its commercially reasonable efforts to obtain all consents and approvals necessary or desirable to consummate the transactions contemplated hereby, including with respect to each Contract that contains a change of control provision, a consent to the change of control of each Company contemplated hereby, to the Purchaser, and to cause the other conditions to the Purchaser’s obligation to close to be satisfied.

7.07.  Negative Covenants. Prior to the Closing, without the prior written consent of the Purchaser and the New Operator or as expressly required by this Article VII, no Company shall and no Shareholder shall permit any Company to:

(a)  take any action that would require any supplement or amendment to the disclosure Schedules;

(b)  intentionally or negligently take or omit to take any action, or permit its Affiliates to take or omit to take any action, which would reasonably be anticipated to have a Material Adverse Effect upon the Business or the Assets of each Company, other than as a result of any change of ownership notice required to be made to any Governmental Agency as a result of the transactions contemplated by this Agreement;

(c)  (i) issue or sell any shares of its capital stock or membership interests or any partnership interests, (ii) issue or sell any securities convertible into, or options with respect to, warrants to purchase or rights to subscribe for any shares of its capital stock or membership interests or any partnership interests, (iii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization, (iv) amend its Charter Documents or (v) make any redemption or purchase of any shares of its capital stock or membership interests or any partnership interests;

(d)  invest in or otherwise purchase any interest in any third Person or create any Subsidiaries;

(e)  create, incur, assume or guarantee any indebtedness for borrowed money (including obligations in respect of capital leases), other than Indebtedness Liability in the Ordinary Course of Business;

(f)  enter into any lease, tenancy, easement, encumbrance, contract or other commitment affecting any of the Real Property;

(g)  increase the rate of compensation or benefits of, or pay or agree to pay any benefit to (including severance or termination pay), present or former managers, directors, officers or employees or enter into any employment or severance agreement, or amendments thereto, with any director, officer or senior manager of the Company, except as may be required by an existing Benefit Plan, agreement or arrangement disclosed to the Purchaser in the schedules to this Agreement;

(h)  enter into, adopt, terminate, amend or contribute to any Benefit Plan, employment or severance agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, except as required by applicable Laws or the provisions of this Agreement;

(i)  waive or release any rights of a material value, or cancel, compromise, release or assign any material Indebtedness owed to it or any material claims held by it;

(j)  cancel, terminate or permit to lapse any material insurance policy or coverage naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(k)  effectuate a “plant closing” or “mass layoff”(as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of any Company;

(l)  fail to maintain the books, accounts and records relating to any Company in the usual regular and ordinary manner consistent with past practices or change any of material accounting principles, methods or practices;

(m)  fail to comply with all applicable Laws and contractual provisions in all material respects, including with respect to the Collective Bargaining Agreement;

(n)  operate the Business of the Companies other than in the usual regular ordinary manner, consistent with current practices, including practices relating to the collection of accounts receivable and payment of accounts payable and fail to use commercially reasonable efforts to preserve intact the present business organization of each Company, keep available the services of the present employees of each Company and preserve such Company’s present relationships with Persons having business dealings with any Company; or

(o)  take any affirmative action, or fail to take any commercially reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.24 is likely to occur.

7.08.  Shareholder Covenant Not to Compete.

(a)  Except as provided below, each Shareholder agrees that for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, he, she or it will not engage, directly or indirectly, in the business of operating nursing home properties either directly or as a partner, owner, shareholder, member, operator or consultant of any Person in any location within a 50 mile radius of any Facility without the prior written consent of the Purchaser, which consent the Purchaser may withhold in its sole discretion.

(b)  Notwithstanding anything to the contrary in this Section 7.08, nothing in this Agreement shall prohibit the Shareholders either directly or indirectly, separately or in association with others from owning 5% or less of the issued and outstanding securities of any Person which is engaged in the business of operating nursing home properties whose securities are listed on a national securities exchange or listed on The Nasdaq National Market System.

7.09.  Hired Employees. Prior to the Closing Date, the New Operator shall deliver to the Purchaser and the Shareholders’ Representative a schedule of Hired Employees. In offering employment to the Hired Employees, neither the Purchaser nor the New Operator shall become liable for any employment-related Liabilities attributable to periods through the Employee Termination Time other than WARN Act Liabilities arising out of the consummation of the transactions contemplated by this Agreement and the COBRA obligations to the M&A Qualified Beneficiaries as set forth in Section 7.02(f).

7.10.  Cooperation Regarding Licensing Matters. The Shareholders, the Companies and the Purchaser agree to cooperate fully with each other and use their commercially reasonable efforts in preparing, filing, prosecuting and taking any other actions with respect to applications, requests or other actions that are or may be reasonable, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, (i) the obtaining of all necessary waivers, consents or approvals of any Governmental Agency in connection with any licensing or License approval, and the making of all necessary registrations and filings; and (ii) the obtaining of all necessary consents, approvals or waivers from any Person other than Governmental Agencies.

7.11.  Regulatory and Other Authorizations; Consents.

(a)  Each of the Parties shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain any consents, Licenses, certifications, waivers, approvals, authorizations or orders required to be made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) make all filings and give notice, and thereafter make any other submissions either required or reasonably deemed appropriate by each of the parties, with respect to this Agreement, and the transactions contemplated hereby required under any Law, including any applicable securities or antitrust Law.

(b)  In furtherance and not in limitation of the foregoing, each Party shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Law of any Governmental Agency.

(c)  The Shareholders shall cooperate with the Purchaser, before and after the Closing, in regards to the assignment of Medicare and Medicaid provider numbers and agreements, or in respect to any application by the Purchaser for participation in the Medicare and Medicaid programs or in respect to the licensure of the Business.

7.12.  Exclusivity. From the date hereof through the Closing or the earlier termination of this Agreement, each Shareholder, each Company, and each of their respective directors, officers, managers, partners, employees, advisors, representatives, agents or affiliates, shall not engage in, solicit or initiate any discussions or negotiations with, or provide any information to (except to confirm that this Agreement exists or as may be required by Law or court order), or negotiate or enter into any agreement or agreement in principle with, any other person with respect to a sale of any Company, the assets of any Company (except as permitted by Section 7.06), the equity interests of any Company or any similar business combination transaction. The Shareholders shall notify the Purchaser promptly if any unsolicited proposal or offer, or any inquiry or contact with any person with respect thereto, is made, such notice to include the identity of the person making such proposal, offer, inquiry or contact, and the terms of such offer.

7.13.  Monthly Financial Statements. Until the Closing Date, each Company shall deliver to the Purchaser on or before the 30th day after the end of each month a copy of the unaudited consolidating balance sheet of such Company and related unaudited consolidating statements of income and cash flows for such month prepared in a manner and containing information consistent with such Company’s current practices.

7.14.  Transition. The Shareholders and the Companies will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any Company from maintaining the same business relationships with such Company after the Closing as it maintained with such Company prior to the Closing.

7.15.  Proration and Expenses.

(a)  Subject to Section 7.15(b), all recording fees arising out of or relating to the transactions contemplated by this Agreement (excluding transfer tax type fees), if any, shall be paid by the Shareholders. The Shareholders shall pay (i) any transfer taxes or fees due in connection with the transfer of the Company Shares, and (ii) one-half of any real estate transfer taxes incurred if the Purchaser assigns or transfers any parcel of Real Property to an Affiliate on or before the 45th day after the Closing Date. The Shareholders shall cause the Companies to pay (A) the cost of either new Title Policies or updates to existing title insurance policies for the Real Properties in an amount equal to the value of the specific Real Property as disclosed on Schedule 7.15 (whichever are applicable to the specific Real Property), and (B) if the Closing does not occur, the costs of the updated surveys and environmental site assessments procured by the Companies or the Shareholders for the Purchaser. The Shareholders shall cause all such environmental site assessments also to be certified in favor of the New Operator.

(b)  The Purchaser shall pay for (i) the costs of endorsements to the Title Policies, appraisals, property inspection reports and other costs of its due diligence, (ii) if the Closing occurs, the costs of the updated surveys and environmental site assessments procured by the Companies or the Shareholders for the Purchaser’s specific benefit, and (iii) all real estate transfer taxes incurred with respect to the assignment or transfer of any parcel of Real Property after the Closing Date, other than as set forth in Section 7.15(a)(ii), and recording fees incurred in connection with such assignment or transfer.

(c)  Regardless of whether the transactions contemplated by this Agreement and the Ancillary Documents are consummated, each Party shall pay its or their own legal, accounting, consulting, and other professional fees, incurred in connection with the negotiation, preparation, investigation, and performance by such Party of this Agreement and the transactions contemplated hereby.

(d)  The Closing Date Balance Sheet shall reflect a Liability for real estate Taxes attributable to the Facilities for any time prior to the Closing Date (the “Real Property Tax Liability”). The Real Property Tax Liability shall be computed on an accrual basis, using actual final tax bills to the extent available. If the final tax bills are not available as of the Closing Date, then the proration to determine the Real Property Tax Liability for any time prior to the Closing Date shall be based on 105% of the most recent currently available tax bills attributable to the portion of the calendar year in question. If the aggregate Real Property Tax Liability, as finally determined after any appeal undertaken as has been elected or otherwise directed as set forth in this subsection (d), is greater than the amount reflected on the Closing Date Balance Sheet, then the Shareholders shall pay to the Purchaser the amount of the difference on or before the tenth day after the Shareholders’ Representative receives written notice of such final determination, which notice shall include reasonable documentation of the amount of such final determination. If the Shareholders do not timely pay the amount of such excess to the Purchaser, then the Purchaser may, in its sole discretion and at its option, direct the Escrow Agent to promptly deliver to the Purchaser the unpaid portion of such excess. If the aggregate Real Property Tax Liability, as finally determined after any appeal undertaken as has been elected or otherwise directed as set forth in this subsection (d), is less than the amount reflected on the Closing Date Balance Sheet, then the Purchaser shall pay the Shareholders the amount of the difference on or before the tenth day after such final determination. The Purchaser shall provide, on or before the tenth Business Day after receipt, to the Shareholders’ Representative copies of all tax bills for any Real Property Tax Liability attributable to any time prior to the Closing Date which the Purchaser or any Company receives after the Closing Date. If the Purchaser, the applicable Company and the New Operator elect, in the sole discretion of each, not to contest the amount of such tax bills, then the Shareholders’ Representative may direct the applicable Company to contest the amount of such tax bills at the Shareholders’ sole cost and expense.

(e)  With respect to any tax bill for any Real Property Tax Liability attributable to any time prior to the Closing Date which the Purchaser or any Company receives after the Closing Date, the Purchaser, on or before the tenth Business Day after the day the Purchaser or any Company receives such tax bill, shall cause the Companies to pay to the New Operator the full amount of each such tax bill; provided, however, that if the amount of any such tax bill subsequently is reduced, then the New Operator shall refund to the applicable Company an amount equal to (i) the amount paid by the applicable Company to the New Operator with respect to such tax bill, less (ii) the amount of such tax bill, as finally determined. The New Operator shall pay such refund promptly after receiving notice from the Purchaser that the amount of such tax bill has been finally determined, which notice shall be accompanied by reasonable evidence of such final determination.

(f)  With respect to any bill from any Governmental Agency for any bed taxes or provider franchise fees attributable to any time prior to the Closing Date which either (i) are unpaid as of the Closing Date, or (ii) the Purchaser or any Company receives after the Closing Date, the Purchaser, on or before the tenth Business Day after (A) the Closing Date, with respect to bills referred to in clause (i), or (B) the day the Purchaser or any Company receives such tax bill with respect to bills referred to in clause (ii), shall cause the Companies to pay to the New Operator the full amount of each such bill; provided, however, that if the amount of any such bill subsequently is reduced, then the New Operator shall refund to the applicable Company an amount equal to (x) the amount paid by the applicable Company to the New Operator with respect to such bill, less (y) the amount of such bill, as finally determined. The New Operator shall pay such refund promptly after receiving notice from the Purchaser that the amount of such bill has been finally determined, which notice shall be accompanied by reasonable evidence of such final determination.

7.16.  [Intentionally Omitted.]

7.17.  Required Approvals. As promptly as practicable after the date of this Agreement, the Shareholders will, and will cause each Company to, make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, the Companies and the Shareholders will (a) cooperate with the Purchaser and the New Operator with respect to all filings that the Purchaser or the New Operator elects to make or is required to make by Legal Requirements in connection with the transactions contemplated by this Agreement, and (b) cooperate with the Purchaser and the New Operator in obtaining all consents identified on Schedule 3.16.

7.18.  Notification. Between the date of this Agreement and the Closing Date, the Shareholders and the Companies will promptly notify the Purchaser in writing if any Shareholder or Company becomes aware of any fact or condition that causes or constitutes a breach of any of the Shareholders’ or Companies’ representations and warranties as of the date of this Agreement, or if such Shareholder or Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

7.19.  Cooperation After Closing. If, after the Closing Date, a Party shall require the participation of any other Party or such other Party’s officers, managers or employees to aid in the defense or settlement of litigation or claims by third parties or any other matter or transaction contemplated by this Agreement, and so long as there exists no conflict of interest between the Parties, then the Parties shall use their commercially reasonable efforts to make such officers, managers or employees available to participate in such defense, provided that the Party requiring the participation of such officers, managers or employees shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation. Whenever the Shareholders are required by the provisions of this Agreement to take an action in the name of or on behalf of a Company, including the filing of cost reports and tax returns, the Purchaser shall cause such Company to grant to the person or persons designated by the Shareholder's Representative such authority as is necessary to enable such person or persons to take the required action.

7.20.  Deposit Account Authorization Documents.

(a)  The Companies shall cooperate with the requests of the Purchaser to execute and deliver, not later than the Business Day immediately preceding the Closing Date, appropriate signature cards and any other authorization documents required by the applicable financial institutions so that as of the Closing Date the Purchaser’s designated employees have the right to direct disbursements out of all deposit or other bank accounts of each Company, other than accounts which only hold resident funds. On the Closing Date, the Shareholders shall cooperate with the Purchaser’s requests to transfer by wire transfer of immediately available funds from such accounts to an account(s) designated by the Purchaser, which cooperation shall include, if requested (i) information regarding the appropriate contact personnel at the applicable financial institutions, and (ii) confirmation to such personnel that the Purchaser’s designated employees have authority to transfer funds from such accounts.

(b)  The Companies shall cooperate with the requests of the New Operator to execute and deliver, not later than the Business Day immediately preceding the Closing Date, appropriate signature cards and any other authorization documents required by the applicable financial institutions so that as of the Closing Date the New Operator’s designated employees have the right to direct disbursements out of all deposit or other bank accounts of each Company which only hold resident funds. On the Closing Date, the Shareholders shall cooperate with the New Operator’s requests to transfer by wire transfer of immediately available funds from such accounts to an account(s) designated by the New Operator, which cooperation shall include, if requested (i) information regarding the appropriate contact personnel at the applicable financial institutions, and (ii) confirmation to such personnel that the New Operator’s designated employees have authority to transfer funds from such accounts.

7.21.  Assignment of Contracts. On the Closing Date, the Companies shall assign to the New Operator all of the Contracts other than those listed on Schedule 7.06(h) and the New Operator shall assume all such Contracts. Schedule 7.21 contains a list of Contracts for which termination notices will be sent by the Companies on the Closing Date (the "Terminated Contracts"). Any Damages incurred by the New Operator or the Purchaser in connection with the termination of the Terminated Contracts (the "Contract Termination Liability") shall be promptly paid by the Companies to the New Operator or the Purchaser, as applicable, on or before the Closing Date. To the extent the Contract Termination Liability is not paid to the New Operator or the Purchaser on or before the Closing Date, the Contract Termination Liability shall be reflected on the Closing Date Balance Sheet, as finally determined, as a liability of the Companies incurred in full prior to the Closing Date. The parties acknowledge that Schedule 7.21 contains a list of Contracts to be terminated which are, by their terms, not terminable upon less than 60 days notice.

Article VIII
Conditions to the Purchaser’s Obligation to Close

8.01.  Conditions to the Purchaser’s Obligation. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)  the representations and warranties made by each Company, the Shareholders, the New Operator and the New Operator Parent in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date;

(b)  each of the Shareholders, the Companies, the New Operator and the New Operator Parent shall have performed and complied with, in all material respects, each agreement and covenant required by the provisions of this Agreement to be performed or complied with by them or it at or before the Closing;

(c)  there shall have been (i) no change in the operations, financial condition, operating results, business prospects or Assets of the Business since the date of the Company Latest Balance Sheet, except as required by the provisions of this Agreement, and (ii) no casualty loss or damage to the Assets of any Company, whether or not covered by insurance, which, in either case would have a Material Adverse Effect on the Business;

(d)  all necessary certificates and other approvals necessary to enable the Purchaser to acquire the Company Shares shall have been delivered to the Purchaser;

(e)  all Required Consents, Licenses, and all other consents by third Persons or such customary assurances (which may be verbal) that such consents, Licenses and approvals will be received after the Closing Date in the Ordinary Course of Business that are required for the consummation of the transactions contemplated hereby or that are required to prevent a breach of, or a default under or a termination or modification of, any Contract (except for those Contracts for which the failure to obtain a consent would not have a Material Adverse Effect on the Business) or License to which any Company is a party or to which any of the Assets of any Company is subject, and releases of all Liens on or with respect to the Assets of any Company (other than Permitted Liens) shall have been obtained on terms and conditions satisfactory to the Purchaser in its sole discretion;

(f)  no action or proceeding before any Governmental Agency shall be pending or threatened which, in the judgment of the Purchaser, made in good faith and upon the reasonable advice of counsel, makes it inadvisable to consummate the transactions contemplated hereby by reason of the probability that the action or proceeding shall result in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or affect the value or use of the Company Shares, the Assets of any Company or the Business;

(g)  prior to the Closing Date, the Shareholders shall have provided to the Purchaser, at Shareholders’ own expense, customary UCC search reports (“UCC Searches”) of each Company and each Shareholder disclosing no Liens against the Company Shares or the Assets of each Company, other than the Permitted Liens against such Assets;

(h)  all certificates, opinions, instruments and other documents required to be delivered to the Purchaser pursuant to Section 2.06(b) or 2.06(d) shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, executed by the applicable Parties and delivered to the Purchaser on the Closing Date; and

(i)  the Purchaser is satisfied, in its sole discretion, with the contents of the disclosure Schedules relating to this Agreement, other than Schedules 5.04 and 7.06(g).

Any conditions specified in this Section 8.01 may be waived by the Purchaser; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Purchaser.

Article IX
Conditions to Obligation of the Shareholders to Close

9.01.  Conditions to Obligation of the Shareholders to Close. The obligation of the Shareholders to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)  the representations and warranties made by the Purchaser, the Purchaser Parent, the New Operator and the New Operator Parent in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation of warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date;

(b)  the Purchaser and the New Operator shall have performed and complied with, in all material respects, each agreement and covenant required by the provisions of this Agreement to be performed or complied with by it at or before the Closing;

(c)  all certificates, opinions, instruments and other documents required to be delivered to Shareholders pursuant to Section 2.06(c) shall be reasonably satisfactory in form and substance to the Shareholders and their counsel, executed by the applicable Parties and delivered to the Shareholders on the Closing Date;

(d)  no action or proceeding before any Governmental Agency which regulates any Facility shall be pending or threatened which, in the judgment of the Shareholder’s Representative, made in good faith and upon the reasonable advice of counsel, makes it inadvisable to consummate the transactions contemplated hereby by reason of the probability that the action or proceeding shall result in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or affect the value or use of the Assets of any Company or the Business;

(e)  the Purchaser shall pay the Purchase Price as set forth in Section 2.02(c); and

(f)  the Shareholders’ Representative is satisfied, in its sole discretion, with the contents of Schedules 5.04, 6.04, 7.06(f), 7.06(g), and 7.06(h).

Any condition specified in this Section 9.01 may be waived by the Shareholders’ Representative; provided that no such waiver shall be effective against the Shareholders unless it is set forth in a writing executed by the Shareholders’ Representative.

Article X
Conditions to Obligation of the New Operator to Close

10.01.  Conditions to Obligation of the New Operator to Close. The obligation of the New Operator to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)  the representations and warranties made by the Purchaser, the Purchaser Parent, the Shareholders, and the Companies in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation of warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date;

(b)  the Purchaser, the Shareholders, and the Companies shall have performed and complied with, in all material respects, each agreement and covenant required by the provisions of this Agreement to be performed or complied with by it at or before the Closing;

(c)  there shall have been (i) no change in the operations, financial condition, operating results, business prospects or Assets of the Business since the date of the Company Latest Balance Sheet except as required by the provisions of this Agreement, and (ii) there shall have been no casualty loss or damage to the Assets of any Company, whether or not covered by insurance, which, in either case would have a Material Adverse Effect on the Business;

(d)  all Required Consents and all other consents by third Persons or such customary assurances (which may be verbal) that such consents and approvals will be received after the Closing Date in the Ordinary Course of Business that are required for the consummation of the transactions contemplated hereby or that are required to prevent a breach of, or a default under or a termination or modification of, any Contract (except for those Contracts for which the failure to obtain a consent would not have a Material Adverse Effect on the Business) or License to which any Company is a party or to which any of the Assets of any Company is subject, and releases of all Liens on or with respect to the Assets of any Company (other than Permitted Liens) shall have been obtained on terms and conditions satisfactory to the New Operator in its sole discretion;

(e)  all approvals from Governmental Agencies necessary to consummate the transactions contemplated herein and for the New Operator’s operation of the Facilities as duly licensed and Medicare and Medicaid certified nursing facilities shall have been granted;

(f)  no action or proceeding before any Governmental Agency shall be pending or threatened which, in the judgment of the New Operator, made in good faith and upon the reasonable advice of counsel, makes it inadvisable to consummate the transactions contemplated hereby by reason of the probability that the action or proceeding shall result in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or affect the value or use of the Assets of any Company or the Business;

(g)  at the Closing (i) the Shareholders shall provide the New Operator with an accounting of all funds belonging to residents at any Facility which are held by any Company in a custodial or any other capacity and an accounting of all advance payments received by it pertaining to residents at the Facilities, (ii) such accounting shall set forth the names of the residents for whom such funds are held, the Company which holds such funds, the amounts held on behalf of each resident (including the account number and name of the financial institution at which the account is maintained), and shall be true, correct and complete as of the Closing Date, (iii) the Companies shall cooperate with the New Operator’s requests to transfer such funds as provided in Section 7.20(b), and (iv) the New Operator shall provide the Purchaser with a copy of such accounting if the Purchaser so requests;

(h)  the New Operator is satisfied, in its sole discretion, with the contents of the disclosure Schedules relating to this Agreement, other than Schedules 6.04, 7.06(f), 7.06(g), and 7.06(h).

Any condition specified in this Section 10.01 may be waived by the New Operator; provided that no such waiver shall be effective against the New Operator unless it is set forth in a writing executed by the New Operator.

Article XI
Indemnification

11.01.  Survival. Except for the representations and warranties of the Companies, the representations, warranties and covenants in this Agreement and in any Ancillary Document shall survive the Closing Date, but only to the extent specified below.

(a)  All covenants and agreements contained in this Agreement and the Ancillary Documents that contemplate performance thereof following the Closing Date will survive the Closing Date in accordance with their terms.

(b)  The representations and warranties set forth in this Agreement and the Ancillary Documents shall survive the Closing Date until the 18 month “anniversary” of the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 3.05, 3.15, 3.24 and 4.03, shall survive the Closing Date indefinitely, (ii) the representations and warranties contained in Sections 3.10, 3.12, 3.18, and 3.22 shall survive the Closing Date until the expiration of the statute of limitations applicable to the underlying claims (as it may be extended from time to time). For purposes of this subsection (b), the monthly “anniversary” shall be the day of the month on which the Closing occurs. Therefore, by way of illustration only, if the Closing Date is June 29, 2005, then the 18 month “anniversary” will be December 29, 2006.

11.02.  Right to Indemnification Not Affected by Knowledge. The right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants, and obligations.

11.03.  Indemnification by the Shareholders.

(a)  The Shareholders, jointly and severally, agree to and shall indemnify the Purchaser, the Purchaser Parent, and the Companies (and their respective officers, directors, employees, agents, shareholders, Subsidiaries, Affiliates, representatives, successors, and assigns) (each individually, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) and the New Operator and the New Operator Parent (and their respective officers, directors, managers, members, employees, agents, shareholders, Subsidiaries, Affiliates, representatives, successors, and assigns) (each individually, a “New Operator Indemnified Party” and collectively, the “New Operator Indemnified Parties”) and defend and hold the Purchaser Indemnified Parties and the New Operator Indemnified Parties harmless against any Losses that the Purchaser Indemnified Parties and the New Operator Indemnified Parties suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations or breach of any of the warranties of the Shareholders or the Companies contained in this Agreement, (ii) any breach of, or failure to perform, any covenant of any Company or Shareholder contained in this Agreement, (iii) any claim for refund or reimbursement of any payment made to any Company by any Person who was a customer of the Business on or prior to the Closing Date based on preference or priority as asserted by any receiver or trustee in bankruptcy or bankruptcy court, or (iv) any claim for refund or reimbursement of any payment made to any Company by any Person or Governmental Agency before the Closing Date. The Shareholders acknowledge that neither the Purchaser Indemnified Parties nor the New Operator Indemnified Parties shall have any obligation to seek recovery or reimbursement for any Losses from any applicable insurance coverage before seeking recovery from the Shareholders pursuant to this Article XI, except that, with respect to Losses which are covered by the Tail Coverage, the Purchaser Indemnified Parties and the New Operator Indemnified Parties first must seek recovery or reimbursement under the Tail Coverage.

(b)  The Shareholders shall not be liable for any Losses pursuant to this Section 11.03 (for indemnification or otherwise) to any Purchaser Indemnified Party or any New Operator Indemnified Party for any Losses to the extent that the aggregate of such Losses exceeds an amount equal to (i) the Purchase Price, less (ii) aggregate amount of the Indebtedness Liability, and, further, shall not be liable (for indemnification or otherwise) unless and until the aggregate Losses suffered by the Purchaser Indemnified Parties or by the New Operator Indemnified Parties shall exceed $100,000 (the “Basket”) and then only to the extent such Losses exceed the Basket; provided, however, that the limitations set forth in this Section 11.03(b) shall not apply to claims based upon (A) fraud or willful misconduct by any Shareholder or any Company, or (B) Sections 3.01(a), 3.02, 3.05, 3.10, 3.14, 3.15, 3.16, 3.18, 3.22, 3.24, 4.01, 4.02, 4.03, 4.04, 7.15(d) or 11.03(a)(iv).

(c)  Subject to the terms of Section 11.03(b), the Shareholders, jointly and severally, agree to indemnify any Purchaser Indemnified Party and any New Operator Indemnified Party and defend and hold the Purchaser Indemnified Parties and the New Operator Indemnified Parties harmless against any Liabilities that the Purchaser Indemnified Parties or the New Operator Indemnified Parties suffer, sustain or become subject to as a result of any of the following Liabilities, regardless of whether any such Liabilities result from the (i) breach of a representation or warranty of any Company or Shareholder as set forth in this Agreement, or (ii) breach of, or failure to perform, any covenant of any Company or Shareholder as set forth in this Agreement:

(i)  any Liabilities arising out of or relating to the failure to obtain a release of the FET Lien;

(ii)  any Liabilities (including any Liability related to any Benefit Plan) for any and all claims by or on behalf of the Employees or any Governmental Agency (including the Department of Labor, the IRS and the PBGC) that accrued, arose or relates to any act or omission prior to the Closing, other than (A) those Liabilities related to the COBRA obligations to the M&A Qualified Beneficiaries as set forth in Section 7.02(f), and (B) those other Liabilities not related to a Benefit Plan that arise out of or relate to the termination of the Employees as contemplated by Section 7.02(a) or the hiring of any Employees by the New Operator;

(iii)  any Liabilities arising from or due to any Collective Bargaining Agreement to which any of the Companies is a party and which arise before the Closing Date or which relate to events which occurred before the Closing Date, other than those liabilities solely arising out of or relating to actions taken by the New Operator or the Purchaser;

(iv)  any Liabilities arising from or due to any Taxes incurred by any Shareholder at any time or by any Company before the Closing Date or which relate to events which occurred before the Closing Date;

(v)  any Liabilities accruing, arising out of or relating to any federal, state or local investigation, claim or action against the Companies or the Shareholders or any of the Employees with respect to acts or omissions before the Closing; Date, other than those liabilities solely arising out of or relating to actions taken by the New Operator or the Purchaser;

(vi)  any civil or criminal Liabilities occurring, arising out of or relating to any acts or omissions of the Companies or the Shareholder, or their respective officers, directors, managers. members, employees, agents or representatives, with respect to actions or omissions which occur or fail to occur prior to the Closing Date and that violate any constitutional provision, statute, ordinance, Law, interpretation, standard, policy or order of any Governmental Agency, including any Liabilities arising out of or related to litigation or claims pending against any Company as of the Closing Date; and

(vii)  any Liabilities not otherwise referred to above in this subsection (c) incurred by any Company, any Shareholder or any Facility accrued prior to the Closing Date, or which relates to events which occurred before the Closing Date or to any condition that exists at, on or under any Facility as of the Closing Date, other than for those Liabilities (A) which are included on the Closing Date Balance Sheet, as finally determined, (B) which are assumed by the New Operator pursuant to the terms of this Agreement, (C) arising out of or relating to actions required to be taken by the Shareholders or the Companies pursuant to the terms of this Agreement, or (D) arising out of or relating to actions taken by the New Operator or the Purchaser.

The Shareholders indemnification obligations under this subsection (c) shall survive the Closing Date indefinitely.

(d)  The Purchaser Indemnified Parties and the Operator Indemnified Parties will not be permitted to each assert indemnification claims against the Shareholders under this Article XI with respect to Losses for which the Purchaser or the Purchaser Parent indemnifies a New Operator Indemnified Party or the New Operator or the New Operator Parent indemnifies a Purchaser Indemnified Party; provided, however, that if the Purchaser or the Purchaser Parent indemnifies a New Operator Indemnified Party or the New Operator or the New Operator Parent indemnifies a Purchaser Indemnified Party as contemplated by this subsection, then the Party making such indemnity shall be entitled to seek indemnification from the Shareholders pursuant to this Article XI for the full amount of such indemnity and all other Losses incurred in connection with claim. If the Purchaser or the Purchaser Parent indemnifies a New Operator Indemnified Party with respect to a claim made by a New Operator Indemnified Party for which the New Operator Indemnified Party previously has received an indemnification payment from the Shareholders, then the Purchaser and the Purchaser Parent shall not be permitted to make a claim against the Shareholders to the extent of the duplicable indemnification payment if the Shareholders’ Representative provided written notice to the Purchaser and the Purchaser Parent that the Shareholders made such indemnification payment before the Purchaser or the Purchaser Parent makes such duplicative payment. If the New Operator or the New Operator Parent indemnifies a Purchaser Indemnified Party with respect to a claim made by a Purchaser Indemnified Party for which the Purchaser Indemnified Party previously has received an indemnification payment from the Shareholders, then the New Operator and the New Operator Parent shall not be permitted to make a claim against the Shareholders to the extent of the duplicable indemnification payment if the Shareholders’ Representative provided written notice to the New Operator that the Shareholders made such indemnification payment before the New Operator or the New Operator Parent makes such duplicative payment.

(e)  If the aggregate Losses incurred by the Purchaser Indemnified Parties with respect to any indemnification claims made pursuant to Section 11.03(a)(iv) become greater than $1,500,000 and if the Shareholders do not timely make any payments required by this Article XI, then the Purchaser may, in its sole discretion and at its option, direct the Escrow Agent to promptly deliver to the Purchaser the amount owed by the Shareholders to the Purchaser pursuant to this Article XI. If the Purchaser directs the Escrow Agent to deliver such amount to the Purchaser, then the Purchaser shall retain the right to pursue payment from the Shareholders as required by this Article XI, which payment would be deposited in the Escrow Account to replenish the funds paid to the Purchaser with respect to any indemnification claims made pursuant to Section 11.03(a)(iv) in excess of $1,500,000.

11.04.  Indemnification by the Purchaser and the Purchaser Parent.

(a)  The Purchaser and the Purchaser Parent, jointly and severally, agree to indemnify the Shareholders (each individually, a “Shareholder Indemnified Party” collectively, the “Shareholder Indemnified Parties”) and the New Operator Indemnified Parties and to defend and hold them harmless against any Losses which any of the Shareholder Indemnified Parties or the New Operator Indemnified Parties suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations or breaches of any of the warranties of the Purchaser or the Purchaser Parent contained in this Agreement, or (ii) any breach of, or failure to perform, any covenant of the Purchaser or the Purchaser Parent contained in this Agreement.

(b)  Notwithstanding anything to the contrary contained herein, neither the Purchaser nor the Purchaser Parent shall be liable for any Losses pursuant to this Section 11.04 (for indemnification or otherwise) to any Shareholder Indemnified Party or any New Operator Indemnified Party for any Losses to the extent that the aggregate of such Losses exceed the Purchase Price and, further, shall not be liable (for indemnification or otherwise) unless and until the aggregate Losses suffered by the Shareholder Indemnified Parties or by the New Operator Indemnified Parties shall exceed the Basket, and then only to the extent such Losses exceed the Basket; provided, however, that the limitations set forth in this Section 11.04 shall not apply to claims based upon (i) fraud or willful misconduct by the Purchaser or the Purchaser Parent, or (ii) Sections 5.01, 5.02, 5.03 or 5.04.

11.05.  Indemnification by the New Operator and the New Operator Parent.

(a)  The New Operator and the New Operator Parent, jointly and severally, agree to indemnify the Shareholders Indemnified Parties and the Purchaser Indemnified Parties and defend and hold them harmless against any Losses which any of the Shareholder Indemnified Parties or the Purchaser Indemnified Parties suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations or breaches of any of the warranties of the New Operator or the New Operator Parent contained in this Agreement, or (ii) any breach of, or failure to perform, any covenant of the New Operator contained in this Agreement.

(b)  Notwithstanding anything to the contrary contained herein, other than as set forth in Section 11.05(c), the New Operator shall not be liable for any Losses pursuant to this Section 11.05 (for indemnification or otherwise) to any Shareholder Indemnified Party or any Purchaser Indemnified Party for any Losses to the extent that the aggregate of such Losses exceed the Purchase Price and, further, shall not be liable (for indemnification or otherwise) unless and until the aggregate Losses suffered by the Shareholder Indemnified Parties or by the Purchaser Indemnified Parties shall exceed the Basket, and then only to the extent such Losses exceed the Basket; provided, however, that the limitations set forth in this Section 11.04 shall not apply to claims based upon (i) fraud or willful misconduct by the New Operator or the New Operator Parent, or (ii) Sections 6.01, 6.02, 6.03 or 6.04.

(c)  Notwithstanding the limitations contained in Section 11.03(b), the New Operator and the New Operator Parent, jointly and severally, agree to indemnify any Shareholder Indemnified Party or Purchaser Indemnified Party and defend and hold the Shareholder Indemnified Parties and the Purchaser Indemnified Parties harmless against any Losses that the Shareholder Indemnified Parties or the Purchaser Indemnified Parties suffer, sustain or become subject to as a result of any Liabilities to former employees of the Companies or arising out of or relating to (i) the termination of the Employees as contemplated by Section 7.02(a), (ii) the selection and employment of the Hired Employees by the New Operator, (iii) all obligations for COBRA and the WARN Act assumed by New Operator under this Agreement, or (iv) any liability relating to, or arising out of the operating of the facilities by the New Operator on or after the Closing Date.

(d)  Notwithstanding the limitations contained in Section 11.03(b), the New Operator and the New Operator Parent, jointly and severally, agree to indemnify any Shareholder Indemnified Party or Purchaser Indemnified Party and defend and hold the Shareholder Indemnified Parties and the Purchaser Indemnified Parties harmless against any Losses that the Shareholder Indemnified Parties or the Purchaser Indemnified Parties suffer, sustain or become subject to as a result of any Liabilities to former employees of the Companies under COBRA or the WARN Act arising out of or related to events occurring on or after the Effective Time.

11.06.  Method of Asserting Claims. As used herein, an “Indemnified Party” shall refer to a “Purchaser Indemnified Party,”“Shareholder Indemnified Party” or “New Operator Indemnified Party,” as applicable, “Indemnified Parties” shall refer to “Purchaser Indemnified Parties,”“Shareholder Indemnified Parties” or New Operator Indemnified Parties,” as applicable, and the “Indemnifying Party” shall refer to the Party obligated to indemnify such Indemnified Parties.

(a)  Third Party Claims.

(i)  In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Shareholder Losses or Purchaser Losses, as the case may be (any such third party action or proceeding being referred to as a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect the Indemnified Party’s ability to seek reimbursement except to the extent such failure has materially and adversely affected the Indemnifying Party’s ability to defend successfully such Third Party Claim. The Indemnifying Party shall be entitled to contest and defend such Third Party Claim; provided, however, that the Indemnifying Party (A) has a reasonable basis for concluding that such defense may be successful, (B) consults with the Indemnified Party with respect to the handling of such Third Party Claim, (C) diligently contests and defends such Third Party Claim, and (D) unconditionally acknowledge that such Third Party Claim constitutes a Loss of the Indemnified Party for which such Indemnified Party is entitled to indemnification under this Article XI. Notice of the intention to contest and defend the Third Party Claim shall be given by the Indemnifying Party to the Indemnified Party on or before the 20th Business Day after the Indemnified Party gives notice to the Indemnifying Party of such Third Party Claim (but, in all events, at least five Business Days prior to the date that an answer to such Third Party Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party that are reasonably acceptable to the Indemnified Party. The Indemnified Party shall be entitled at any time, at its own cost and expense (which cost and expense shall not constitute a Loss unless such expense is incurred at the request of the Indemnifying Party, the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Party), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party shall cooperate with the Indemnifying Party in the conduct of such defense. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third Party Claim without the consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a Third Party Claim, the Indemnified Party shall be entitled to contest, defend and settle such Third Party Claim, and pursue its indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this Article XI at the cost and expense of the Indemnifying Party.

(ii)  If (A) a Third Party Claim relates primarily to a criminal proceeding, action or indictment, (B) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim or other claim giving rise to such Third Party Claim is likely and such adverse determination would materially adversely affect the Indemnified Party’s reputation or future business prospects, (C) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party, or (D) the Indemnified Party reasonably determines that the Indemnifying Party cannot adequately represent the interests of the Indemnified Party because of a conflict of interest, then in any such case the Indemnified Party shall have the sole right to defend such Third Party Claim, and to pursue its indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this Article XI, at the cost and expense of the Indemnifying Party. The Indemnified Party may not concede, settle or compromise any such Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party elects to assume and control the defense of such a Third Party Claim, it will provide notice thereof to the Indemnifying Party on or before the 30th day after the Indemnified Party has obtained notice of such Third Party Claim.

(iii)  If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any Third Party Claim, the defense of which the Indemnifying Party has elected to assume, the Indemnifying Party shall indemnify the Indemnified Party with respect to such settlement or judgment.

(b)  Direct Claims. In the event any Indemnified Party has a claim (“Direct Claim”) against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a notice of such Direct Claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the Direct Claim described in such notice or fails to notify the Indemnified Party on or before the 30th day after delivery of such notice by the Indemnified Party, the Loss in the amount specified in the Indemnified Party’s notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand in accordance with the terms hereof. If the Indemnifying Party gives notice to the Indemnified Party that it disputes the Direct Claim within such 30 day period, the Indemnified Party may pursue its indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this Article XI.

11.07.  Adjustments. Any indemnification payments paid under this Article XI will be considered an adjustment to the Purchase Price.

11.08.  Payments. Any payment pursuant to a claim for indemnification under this Article XI shall be made not later than ten days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided in Section 11.06 above, in which case payment shall be made not later than five days after the amount of the claim is finally determined by written agreement between the Indemnifying Party and the Indemnified Party or a non-appealable judgment of a court of competent jurisdiction. In addition, such Party shall reimburse the other Party for any and all costs or expenses of any nature or kind whatsoever (including all reasonable attorneys’ fees) incurred in seeking to collect any such Losses to which it is entitled. Any payment required under this Section 11.08 which is not made when due shall bear interest at seven percent (7%) per annum from the date due until paid or, if less, the maximum rate permitted by applicable usury Laws. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand.

11.09.  Escrow. Except as otherwise set forth in this Agreement, subject to the limitations contained in this Article XI, the Purchaser or the New Operator shall give notice of a claim in the amount of any Losses and shall be required to satisfy such Losses from the Escrow Account, to the extent funds remain in the Escrow Account, before proceeding against any Shareholder for indemnification hereunder.

11.10.  Exclusive Remedy. The Parties acknowledge and agree that the foregoing indemnification provisions in this Article XI shall be the exclusive remedy after the Closing Date of the Parties with respect to the transactions contemplated by this Agreement, other than for fraud.

Article XII
                                                   Termination

12.01.  Termination. This Agreement may be terminated at any time by notice given prior to or at the Closing:

(a)  by mutual written consent of the Purchaser, the Shareholders’ Representative, and the New Operator;

(b)  by either the Purchaser, the Shareholders’ Representative or the New Operator if there has been a misrepresentation or breach of a representation or warranty or breach of a covenant on the part of the other Party(ies) under this Agreement and any such misrepresentation or breach, if capable of cure, is not cured on or before the 15th day after written notice thereof to such other Party(ies) or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party’s(ies’) obligations to consummate the transactions contemplated hereby (other than as a result of any willful act or omission by the terminating Party(ies)), except where such misrepresentation or breach would not have Material Adverse Effect;

(c)  by either the Purchaser, the Shareholders’ Representative or the New Operator if the transactions contemplated hereby have not been consummated for any reason by June 29, 2005; provided, however, that neither the Purchaser, the Shareholders nor the New Operator shall be entitled to terminate this Agreement pursuant to this subsection (c) if such Party’s(ies’) willful breach or obstruction of the consummation of this Agreement, respectively, has prevented the consummation of the transactions contemplated hereby;

(d)  by Purchaser or the New Operator in its sole discretion if the Shareholders shall have supplemented or amended any of the Schedules to this Agreement after the date hereof and the changes made by such supplement or amendment, together with any previous supplement or amendment of such schedules, are material; or

(e)  by either the Purchaser, the Shareholders’ Representative or the New Operator, if a court of competent jurisdiction shall have issued an order permanently restraining or prohibiting the transactions contemplated by this Agreement.

12.02.  Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall become void, and there shall be no liability on the part of any Party, except for breaches of this Agreement prior to the time of such termination and except for the provisions contained in this Section 12.02, Section 12.03 and Article XIV.

12.03.  Release of Deposit Amount. In the event of termination of this Agreement as provided above, the Purchaser shall give written notice of the termination to LandAmerica and the Shareholders’ Representative and LandAmerica shall promptly deliver to the Purchaser the Deposit Amount; provided, however, in the event that the Shareholders terminate this Agreement pursuant to Section 11.03(b) due to a misrepresentation or breach of a representation or warranty or breach of a covenant on the part of the Purchaser or the Purchaser Parent, then the Shareholders shall give written notice of the termination to LandAmerica and the Purchaser and LandAmerica shall promptly deliver to the Shareholders’ Representative the Deposit Amount.

12.04.  Effect of Closing. The Parties shall be deemed to have waived their respective rights to terminate this Agreement upon the completion of the Closing. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in Article VIII, Article IX or Article X unless such waiver is made in writing.

Article XIII
Additional Agreements

13.01.  Cooperation on Tax Matters.

(a)  After the Closing, the Parties shall furnish or cause to be furnished to each other, upon request, in a timely manner, such information (including access to books and records) and assistance relating to the transactions contemplated hereby and for any Company, as is reasonably necessary for the filing of any tax return, and for the preparation of any audit, and for the prosecution or defense of any proceeding relating to any proposed tax adjustment. The Parties shall cooperate with each other in the conduct of any tax audit or the proceeding regarding any of the foregoing and will adopt consistent positions for tax purposes.

(b)  The Shareholders are responsible for the preparation and filing of any Tax Return required to be filed after the Closing Date for a Company that pertains to a period or tax year ending before the Closing Date. Any Tax Return for a Company that pertains to a period or tax year that includes the Closing Date (“Straddle Tax Period”) and includes a Tax that affects the Working Capital Adjustment Amount must be prepared by the Purchaser and submitted to the Shareholders’ Representative (together with schedules, statements and, to the extent required by the Shareholders’ Representative, supporting documentation) at least 40 days prior to the due date (including extensions) of such Tax Return. If the Shareholders’ Representative objects to any item on such a Tax Return, the Shareholders’ Representative must, on or before the 10th day after delivery of such Tax Return, notify the Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for such objection. If a notice of objection is timely delivered and the Purchaser and the Shareholders’ Representative are unable to resolve such objection on or before the 10th day after receipt by the Purchaser of such notice, the disputed items must be submitted for resolution to the Independent Accountants. The Independent Accountants will resolve any disputed item on or before the 20th day after having the item referred to them pursuant to such procedures as they may establish. The Purchaser and the Shareholders’ Representative will act timely and promptly to implement the decision of the Independent Accountants. The Purchaser shall pay one-half of all fees and expenses of the Independent Accountants for purpose of this Section 13.01(b) and the Shareholders, collectively, shall pay the other one-half. In the case of any Taxes that are payable for a Straddle Tax Period, for purposes of preparing the Tax accrual on the Company balance sheets, the taxable year of the Company which includes the Closing Date will be treated as closing immediately prior to the Closing Date. Without the prior written consent of the Shareholders’ Representative, the Purchaser will not permit a Company to file any amended Tax Return for a Straddle Tax Period or for a period that ended before the Closing Date.

13.02.  Press Release and Announcements. No Party shall, prior to the Closing, issue any press release, make any public announcement relating to the subject matter of this Agreement or other announcements to the employees, customers or suppliers of any Company without the prior written approval of the other Parties; provided, that, notwithstanding the foregoing, any Party, upon prior notice to the other Parties, and upon granting the other Parties a reasonable opportunity to discuss its contents, may make any public disclosure such Party believes in good faith is required or permitted by applicable Law.

13.03.  Specific Performance. Each Shareholder acknowledges that the Business and the Company Shares are unique and recognize and affirm that, in the event of a breach of this Agreement by any Shareholder, money damages would be inadequate and Purchaser would have no adequate remedy at law. Accordingly, each Shareholder agrees that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and each Shareholder’s obligations hereunder by an action or actions for specific performance, injunction and/or other equitable relief, without posting any bond or security.

13.04.  Remittances. All remittances, mail and other communications relating to any Company received by any Shareholder at any time after the Closing Date shall be promptly turned over to Purchaser by such Shareholder.

13.05.  Efforts To Consummate Closing Transactions. On the terms and subject to the conditions contained in this Agreement, each Party shall use his, her or its respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate, as soon as reasonably practicable, the Closing, including the satisfaction of all conditions thereto set forth herein.

Article XIV
Miscellaneous

14.01.  Amendment. This Agreement and the exhibits and schedules to this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

14.02.  Extension; Waiver. At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, and (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such Party.

14.03.  Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the exhibits, schedules and other agreements referred to in this Agreement (a) constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and (b) is not intended to confer upon any Person other than the Parties any rights or remedies under this Agreement, other than as expressly set forth in this Agreement.

14.04.  Governing Law; Venue; Waiver of Jury Trial.

(a)  This Agreement will be governed by and interpreted and construed in accordance with the internal Laws of the State of Maryland, without giving effect to its conflicts of law principles. Any action brought in connection with this Agreement or the transactions contemplated by this Agreement must be brought in a court of competent jurisdiction sitting in the State of Maryland. The Parties agree that jurisdiction and venue in such courts is proper and waive any defense of lack of personal jurisdiction or inappropriate or inconvenient venue.

(b)  The Parties hereby waive any right to trial by jury in any proceeding arising out of or relating to this Agreement or the Ancillary Documents or the transactions contemplated thereby, whether now existing or arising after the date of this Agreement, and whether sounding in contract, tort or otherwise. The Parties agree that any of them may file a copy of this subsection with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive trial by jury and that any proceeding whatsoever between them relating to the this Agreement or the Ancillary Documents or any of the transactions contemplated by the Transaction Documents shall instead be tried in a court by a judge sitting without a jury.

14.05.  Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given on the (a) date delivered to the appropriate address by hand (or the first business day after delivery if delivered other than on a business day), (b) the first business day after being sent by a nationally recognized overnight courier service (next-day delivery and costs prepaid), (c) date received if sent by facsimile with confirmation of transmission by the transmitting equipment (or the first business day after receipt if received other than on a business day), or (d) the date received or rejected by the addressee, if sent by certified mail, postage prepaid, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below with such mailed notice to be effective on the date such receipt is acknowledged:

If to the Purchaser or the Purchaser Parent, addressed to:

Omega Healthcare Investors, Inc.
9690 Deereco Road, Suite 100
Timonium, Maryland 21093
Attention: Daniel J. Booth
Facsimile: (410) 427-8824

With a copy to:

Dykema Gossett PLLC
39577 Woodward Avenue, Suite 300
Bloomfield Hills, Michigan 48304
Attn: Kyle R. Hauberg
Facsimile: (248) 203-0763

With a copy to:

Buckingham, Doolittle & Burroughs, LLP
191 West Nationwide Blvd., Suite 300
Columbus, Ohio 43215
Attention: Thomas W. Hess
Facsimile: (614) 221-8590

If to the New Operator or the New Operator Parent, addressed to:

CommuniCare Health Services, Inc.
4700 Ashwood Drive, Suite 200
Cincinnati, Ohio 45241
Attention: Charles R. Stoltz, Chief Executive Officer
Facsimile: (513) 530-1359

With a copy to:

Benesch, Friedlander, Coplan & Aronoff LLP
2300 BP Tower
200 Public Square
Cleveland, Ohio 44114
Attention: Harry M. Brown
Facsimile: (216) 363-4588

or to such other place and with such other copies as either Party may designate as to itself by written notice to the other Parties. Prior to the Closing Date, all notices to the Companies shall be sent to the Shareholders’ Representative. After to the Closing Date, all notices to the Companies shall be sent to the Purchaser.

14.06.  Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronically transmitted copies), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.07.  Successors and Assigns. No Party may assign, directly or indirectly, its rights or obligations hereunder without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the successors, heirs, administrators, executors and permitted assigns of the Parties hereto.

14.08.  Shareholders’ Representative. Each Shareholder hereby irrevocably appoints Albert M. Wiggins, Jr. (the “Shareholders’ Representative”) as the agent of such Shareholder for all purposes relating to or in connection with any transaction contemplated by or relating to this Agreement and to be carried out prior to, at or after the Closing including (i) approving any modifications or amendments to this Agreement, (ii) making decision with respect to the determination of the Net Working Capital Adjustment Amount, (iii) the appointment of the Escrow Agent and execution and delivery of the Escrow Agreement, (iv) entering into any settlement or submitting the dispute to the Independent Accountant, (v) taking any action that may be necessary or desirable, as determined by the Shareholders’ Representative, in its sole discretion, in connection with the termination of this Agreement as provided in Article XII, (vi) delivering or causing to be delivered to the Purchaser at the Closing certificates representing the Company Shares, (vii) executing and delivering, on behalf of the Shareholders and the Companies any and all notices, documents or certificates to be executed by the Shareholders or the Companies in connection with this Agreement and the transactions contemplated hereby; (viii) making any payments or paying any expenses under or in connection with this Agreement, (ix) granting any consent or approval on behalf of the Shareholders or the Companies under this Agreement; and (x) resolving disputes with the Purchaser that arise under this Agreement including disputes regarding indemnification claims by any Party. Each Shareholder herby appoints the Shareholders’ Representative as such Shareholder’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Shareholder’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Shareholder’s shares as fully to all intents and purposes as such Shareholder might or could do in person. Each Shareholder hereby authorizes the Purchaser and its Affiliates to rely upon the agency created hereby and releases the Purchaser and its Affiliates from any and all liability to such Shareholder of whatever nature arising out of or relating to such agency, to the same extent as though any act committed or omitted by the Shareholders’ Representative pursuant to such agency had been committed or omitted by such Shareholder.

14.09.  Schedules and Exhibits. Nothing in any schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representations or warranties made in this Agreement.

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

PURCHASER

OHI Asset (OH), LLC

By: /s/ Daniel J. Booth
Name: Daniel J. Booth
Title: Chief Operating Officer

PARENT

Omega Healthcare Investors, Inc.

By: /s/ Daniel J. Booth
Name: Daniel J. Booth
Title: Chief Operating Officer

SHAREHOLDERS

/s/ Hollis J. Garfield
Hollis J. Garfield

/s/ Albert M. Wiggins, Jr.
Albert M. Wiggins, Jr.

/s/ A. David Wiggins
A. David Wiggins

Estate of Evelyn R. Garfield
By: /s/ A.M. Wiggins, Jr.
A.M. Wiggins, Jr.
Co-Executor

Evelyn R. Garfield Revocable Trust
By: /s/ Hollis G. Wiggins
Hollis G. Wiggins
Co-Trustee

SG Trust B-Hollis Trust

By: /s/ Hollis G. Wiggins
Hollis G. Wiggins
Trustee

Evelyn Garfield Family Trust
By: /s/ Hollis G. Wiggins
Hollis G. Wiggins
Co-Trustee

Evelyn Garfield Remainder Trust
By: /s/ Hollis G. Wiggins
Hollis G. Wiggins
Co-Trustee

COMPANIES

Baldwin Health Center, Inc.

By: /s/ Hollis J. Garfield
Hollis J. Garfield
President

Copley Health Center, Inc.

By: /s/ Hollis J. Garfield
Hollis J. Garfield
President

Hanover House, Inc.

By: /s/ Hollis J. Garfield
Hollis J. Garfield
President

House of Hanover, Ltd.

By: /s/ Hollis J. Garfield
Hollis J. Garfield
President

Pavillion North, LLP, d/b/a Wexford
House Nursing Center

By Pavillion Nursing Center North, Inc.
General Partner

By: /s/ Hollis J. Garfield
Hollis J. Garfield
President

EXECUTION VERSION

Pavillion Nursing Center, North, Inc.

By: /s/ Hollis J. Garfield
Hollis J. Garfield
President

Pavillion North Partners, Inc.

By: /s/ Hollis J. Garfield
Hollis J. Garfield
President

The Suburban Pavilion, Inc.

By: /s/ Hollis J. Garfield
Hollis J. Garfield
President

NEW OPERATOR

OMG MSTR LSCO, LLC

By: /s/Stephen L. Rosedale
Name: Stephen L. Rosedale
                     Title: Chief Executive Officer

NEW OPERATOR PARENT

CommuniCare Health Services, Inc.

By: /s/ Stephen L. Rosedale
Name: Stephen L. Rosedale
                     Title: Chief Executive Officer

LIMITED PARTY

Emery Medical Management Co.

By: /s/ Hollis J. Garfield
Hollis J. Garfield
President